AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 21, 2005
                                           REGISTRATION STATEMENT NO. 333-116603
_______________________________________________________________________________



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM SB-2/A

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                (AMENDMENT NO. 2)

                             PARA MAS INTERNET, INC.
             ------------------------------------------------------
                 (Name of small business issuer in its charter)

     NEVADA                         8600                      59-3383240
-------------------------    ----------------------     --------------------
(State or jurisdiction of      (Primary Standard         (I.R.S.  Employer
incorporation or organization) Industrial Classification  Identification  No.)
                                   Code Number)

      700 North Meely Road, Suite 19, Gilbert, Arizona 85233 (866) 321-7898
      ---------------------------------------------------------------------
         (Address and telephone number of principal executive offices)

      700 North Meely Road, Suite 19, Gilbert, Arizona 85233 (866) 321-7898
      ---------------------------------------------------------------------
           (Address of principal place of business or intended principal place of business)

               Rodney E. Sumpter,  139 Vassar St., Reno, NV  89502
    -------------------------------------------------------------------------
            (Name, address and telephone number of agent for service)

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__| ___________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
or  the  same  offering.      |__|  __________________________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for  the  same  offering.       |__|  __________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check
the  following  box.   |__|

                         CALCULATION OF REGISTRATION FEE



Title of each           Dollar     Proposed maximum    Proposed maximum
class of securities  amount to be   offering price    aggregate offering       Amount of
To be registered      registered       per share             price         Registration fee
-------------------  ------------  -----------------  -------------------  -----------------

Common Stock. . . .    11,111,111  $            0.45  $         5,000,000  $          633.50
-------------------  ------------  -----------------  -------------------  -----------------
Common Stock. . . .    10,192,105  $            0.45  $         4,586,447  $          581.10
-------------------  ------------  -----------------  -------------------  -----------------
Total . . . . . . .    21,303,216  $            0.45  $         9,586,447  $        1,214,60
-------------------  ------------  -----------------  -------------------  -----------------



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE
SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                          COPIES OF COMMUNICATIONS TO:
                              Gary R. Henrie, Esq.
                             10616 Eagle Nest Street
                               Las Vegas, NV 89141
                               Tel: (702) 616-3093
                              Fax:  (435)  753-1775

                                   PROSPECTUS

                             PARA MAS INTERNET, INC.
                                21,303,216 SHARES
                                  COMMON STOCK
                                ----------------



Para Mas Internet, Inc. is offering to sell 11,111,111 shares of its common stock on a self-underwritten basis at an offering price of $0.45 per share.
There is no minimum number of shares that must be sold in this offering. This is the initial public offering of shares of its common stock and will proceed for a period of twenty months or until all shares are sold.



The selling shareholders named in this prospectus are offering 10,192,105 shares of common stock at an offering price of $0.45 per share. If the shares are quoted in the future on the Over-the-Counter Bullentin Board or a National Exchange, selling shareholders may sell shares at market price. Para Mas Internet, Inc. will not receive any proceeds from shares sold by selling shareholders.

Our  common  stock is presently not traded on any market or securities exchange.


                                                        Proceeds to Para Mas
                                                        from its self
                                                        underwritten offering   Proceeds to selling
                          Offering Price  Commissions   before expenses (2)     shareholders
                          --------------  -----------   --------------------    ------------

Per Share in Offering by
Para Mas . . . . . . . .  $         0.45  $  0.045 (1)  $             0.405

Per Share in Offering by
 Selling Shareholders. .  $         0.45  $   0.00                               $       0.45

Totals for Offering by
Para Mas . . . . . . . .  $    5,000,000  $500,000 (1)  $      4,500,000 (2)

Totals for Offering by
Selling Shareholders . .  $ 4,586,447.25  $   0.00                               $4,586,447.25
----------------------------------------------------------------------------------------------



(1) $The offering by Para Mas will be self-underwritten unless it is determined at a later time to sell the offering through the use of underwriters. The table sets forth commission amounts assuming underwriters are used.

(2) Offering expenses are estimated to be $50,000.00 which will leave Para Mas proceeds of $4,450,000.00 if all shares offered by Para Mas are sold and underwriters are used to sell the offering.

THE PURCHASE OF THE SECURITIES OFFERED THROUGH THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. SEE SECTION ENTITLED "RISK FACTORS" ON PAGES 6 THROUGH 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

              The date of this prospectus is: _____________________

                                TABLE OF CONTENTS
                                                                     PAGE
Summary
Risk Factors ------------------------------------------------------------
Use of Proceeds ---------------------------------------------------------
Determination of Offering Price -----------------------------------------
Dilution ----------------------------------------------------------------
Selling Shareholders ----------------------------------------------------
Plan of Distribution ----------------------------------------------------

Legal Proceedings -------------------------------------------------------
Directors, Executive Officers, Promoters and Control Persons ------------ Security Ownership of Certain Beneficial Owners and Management ---------- Description of Securities -----------------------------------------------
Interest of Named Experts and Counsel -----------------------------------
Disclosure of Commission Position of Indemnification for Securities Act - Liabilities -------------------------------------------------------------
Description of Business -------------------------------------------------
Management's Discussion and Analysis ------------------------------------
Description of Property -------------------------------------------------
Certain Relationships and Related Transactions -------------------------- Market for Common Equity and Related Stockholder Matters ---------------- Executive Compensation --------------------------------------------------
Financial Statements ----------------------------------------------------
Changes in and Disagreements with Accountants --------------------------- Available Information ---------------------------------------------------

                                    SUMMARY


OUR  BUSINESS

Para Mas Internet, Inc., a Nevada corporation ("Para Mas") acquired 100% of the issued and outstanding shares of Amerigroup, Inc., also a Nevada corporation
(AGI), on April 12, 2004. In connection with the acquisition, our common shares were reverse split on a one-for-ten basis. All references in this prospectus to share amounts have been adjusted for the reverse split and the shares issued in the acquisition. Our core business operations consist of the business operations of Amerigroup our wholly owned subsidiary.

The Itzyourmall business creates customized discount loyalty-rewards cards for individual businesses. These businesses are referred to as co-branders and as a result of their participation in the Itzyourmall program are able to cross-market their products to other businesses and to create a strong, loyal customer base. Each co-brander's card carries the Itzyoumall logo in the lower right-hand corner of the card. It is a discount, loyalty-rewards card. Itzyourmall designs, prints, and supports the loyalty-rewards cards for our co-branders. The co-brander hands out the loyalty-rewards card for free to its customers. A person only needs one card with an Itzyourmall logo, since all the other co-branders accept any card with an Itzyourmall logo.

With the Itzyourmall card, each card-holder receives discounts locally and nationally and earns reward points to be spent by the card-holder at the different participating businesses. Each co-brander also receives a customized mall web-site. The mall web-site address is unique to each co-brander and is printed on the co-brander's cards. The card-holder then visits the co-brander's mall web-site to find out where all the discounts are to be found both locally and nationally. Itzyourmall arranges for businesses to offer discounts on their products and services to the Itzyourmall card-holder. Itzyourmall also sells discount tickets to the movies, other entertainment venues, sporting events, and amusement parks. Most of these tickets have to be sent to the card holder through the mail. Some businesses allow us to sell those discount tickets on-line as e-tickets meaning that the ticket holder can purchase and print the e-ticket from his or her computer.

Because most of our tickets are not e-tickets we have created kiosks to vend our tickets to the Itzyourmall card holders. The Itzyourmall Kiosk allows any Itzyourmall card-holder to purchase any and all discount tickets available through the Itzyourmall co-brander's mall web-site, conveniently and hassle-free. These Kiosks not only allow the card-holders to purchase on-line tickets, but they also dispense those tickets that Itzyourmall does not have available electronically.

Even though our products are developed and have been introduced into the market, we need the proceeds from this offering to grow our client base in a major way. The successful completion of this offering will fund the expansion of Para Mas and the marketing of our products

                       -----------------------------------

We were incorporated as a Nevada corporation on June 6, 1994. Our principal executive offices as well as the principal office of our subsidiary are located at 700 North Neely Road, Suite 19, Gilbert, Arizona 85233. Our toll free telephone number is 866-321-7898.

THE  OFFERING

SECURITIES OFFERED 21,303,216 shares of Para Mas common stock. 11,111,111 of the shares will be offered by Para Mas on a self-underwritten basis. 10,192,105 of the shares may also be sold from time to time by selling shareholders.

OFFERING PRICE The offering price for all shares of common stock is $0.45 per share. In the event Para Mas either sells all 11,111,111 shares offered by it or terminates the offering of the 11,111,111 shares, if a public market for our common shares develops, then the actual price of the common stock to be sold thereafter by the selling shareholders may be determined by prevailing market prices at the time of sale. Selling shareholders may sell at the market price only after the shares are quoted on the Over-the-Counter Bullentin Board or a National Exchange.

MINIMUM NUMBER OF SHARES TO BE SOLD IN THIS OFFERING     None.

USE  OF  PROCEEDS     If  all  shares offered by Para Mas are sold, net proceeds from this offering will be approximately $4,950,000 and will be used by Para Mas for working capital and to market its products. If underwriters are engaged to sell the offering, net offering proceeds will total approximately $4,450,000. Para Mas will not receive any proceeds from the sale of common stock by the selling shareholders.

BEST  EFFORTS  OFFERING     The  offering  is  being  sold by our president on a
self-underwritten efforts basis. Management may enter into an underwriting agreement for this offering at a later date.

THIS OFFERING WILL EXPIRE    This offering will close whenever all of the shares
are sold or twenty months after the effective date of this prospectus, whichever is sooner.

Summary Financial Information
Balance Sheet Data:                                        September 30, 2004


Cash                                                          $       1,546
Total Assets                                                  $     992,110
Liabilities                                                   $   1,897,571
Total Stockholders' Equity                                    $    (905,461)

Income  Statement  Data:

Net Revenues for nine months ended September 30, 2004         $     314,263
Expenses for nine months ended September 30, 2004             $     439,904
Deficit for nine months ended September 30, 2004              $    (124,745)

BALANCE SHEET DATA:                                         DECEMBER 31, 2003


CASH                                                          $      85,563
TOTAL ASSETS                                                  $     777,987
LIABILITIES                                                   $   1,582,603
TOTAL STOCKHOLDERS' EQUITY                                    $    (804,616)

INCOME STATEMENT DATA:

NET REVENUES FOR THE YEAR ENDED DECEMBER 31, 2003             $     419,323
EXPENSES FOR THE YEAR ENDED DECEMBER 31, 2003                 $     771,900
ACCUMULATED DEFICIT THROUGH DECEMBER 31, 2003                 $  (2,246,860)

                                  RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed and you could lose all or part of your investment.

WE HAVE ONLY RECENTLY BEGUN GENERATING REVENUES AT A LEVEL MATERIAL TO THE BUSINESS OPERATIONS OF PARA MAS AND WE MUST CONTINUE TO DO SO IF PARA MAS IS TO BE SUCCESSFUL.

During  the  fiscal  quarter  ended  September  30,  2004, we generated revenues totalling $20,565. Overall have an accumulated deficit related to our current business operations of $2,076,324. If we are to succeed, we must continue to generate revenues totalling a minimum of $30,000 per month or be able to raise additional working capital through the sale of equity in Para Mas. There is a limited history upon which to base any assumption as to the likelihood that we will prove successful. If we are unsuccessful in addressing these risks, our business will most likely fail.

INVESTORS WILL BE UNABLE TO SELL THEIR SECURITIES IF NO MARKET DEVELOPS FOR THOSE SECURITIES.

No market exists at the present time for our common shares. Investors in the offering will purchase securities that cannot be resold by those investors since no market exists. Even though at some time in the future we intend to create a public market for our common shares, there can be no assurance when the market will develop or if the market will ever develop. If we are not successful in developing a market for our common shares, investors will not be able to sell their securities and will suffer a loss of their investment.

WE DEPEND ON GARY WHITING WHOM WE MAY NOT BE ABLE TO RETAIN, IN WHICH EVENT WE COULD NOT CONTINUE TO DEVELOP OUR BUSINESS PLAN.

Gary Whiting is our only officer and director and who has the expertise to run and oversee the development of our business. We would not be able to retain Mr. Whiting if he should die, become disabled or become engaged in other business pursuits to the extent he cannot devote sufficient time to our business. In such event, we could not prosecute our business plan unless we can replace Mr. Whiting. It is uncertain whether we would be able to do so. In addition, we have no key-man life insurance on Mr. Whiting.

SINCE THERE IS NO MINIMUM OFFERING AMOUNT, THE FIRST INVESTORS IN THE OFFERING ARE AT GREATER RISK IN THE EVENT SUFFICIENT FUNDS ARE NOT RAISED IN THE OFFERING TO FUND OUR CONTINUED GROWTH.

Para Mas is dependant upon the proceeds of this offering to aggressively implement its business plan. There is no minimum offering amount assigned to this offering. Accordingly, upon acceptance of offering subscriptions, the proceeds of such subscriptions are immediately transferred into the operating account of Para Mas and used to conduct the business affairs of Para Mas. In the event Para Mas is not successful in raising sufficient capital in this or other offerings to aggressively continue its business development, it is possible that subscribers that have invested will lose their investments.

BECAUSE GARY WHITING BENEFICIALLY OWNS 65% OF OUR OUTSTANDING COMMON STOCK, HE WILL CONTROL AND MAKE CORPORATE DECISIONS, WHICH DECISIONS MAY DIFFER FROM THOSE THAT WOULD HAVE BEEN MADE BY OTHER STOCKHOLDERS.

Gary Whiting owns approximately 65% of the outstanding shares of our common stock. Accordingly, he will have a significant influence in determining the outcome of all corporate transactions. The interests of Gary Whiting may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

IF WE DO NOT OBTAIN ADDITIONAL FINANCING, OUR BUSINESS WILL NOT HAVE SUFFICIENT RESOURCES TO FUND ITS BUSINESS PLAN AND BUSINESS WILL FAIL.

As of September 30, 2004, we had in cash on hand. We do not have sufficient cash to sustain our current operations. We project that we need to raise $360,000.00 in order to execute our business plan over the next 12 months. We currently do not have any arrangements for financing and we may not be able to obtain financing. With limited funds we may be unable to sustain our business operations and an already existing investor could lose 100% of their investment in this case.

OUR INDEPENDENT AUDITOR'S BELIEVE THERE IS SUBSTANTIAL DOUBT THAT WE CAN CONTINUE AS A GOING CONCERN WHICH, IF TRUE, RAISES SUBSTANTIAL DOUBT THAT A PURCHASER OF OUR COMMON STOCK WILL RECEIVE A RETURN ON HIS OR HER INVESTMENT.

If we are not able to continue as a going concern it is likely any holder of our common stock will lose his or her investment in that stock.

UNLESS WE CAN DEVELOP AND SUSTAIN A TREND OF POSITIVE REVENUES, WE WILL NOT BE SUCCESSFUL AS A COMPANY..

Since inception, we have reported repeated net losses resulting in an accumulative deficit of $ . There is no assurance that Para Mas will report net income in any future year or period. Unless Para Mas becomes successful in generating net revenues, we will not be successful financially and our shareholders will lose their investments.

FORWARD-LOOKING  STATEMENTS
---------------------------

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan expect, future, intend and similar expressions to identify such forward-looking statements. You should not place too much reliance on these forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in the this Risk Factors section and elsewhere in this prospectus.

                                 USE OF PROCEEDS

The net proceeds we will receive from the sale of the shares of common stock offered by us will be approximately $4,450,000, if the maximum numbers of shares are sold, after deducting offering expenses of $50,000 and if commissions are paid to underwriters. If the offering is self-underwritten, net proceeds will total approximately $4,950,000 if all shares offered by Para Mas are sold.

The principal purpose of this offering is to increase our working capital in order for us to proceed with the execution of our business plan in an aggressive manner. Our management will have significant flexibility in applying the net proceeds of the offering. Pending any use, the net proceeds of this offering will be placed in an interest bearing bank account.

The actual expenditures of the proceeds of the offering may differ substantially from the estimated use of proceeds. The actual expenditures of the proceeds of this offering will be determined by our board of directors in the best interests of advancing our business. Factors that could cause a reallocation of proceeds include an immediate demand for our services upon our ability to provide those services. If we need to increase our capacity to provide our services to the market place, offering proceeds ear marked for marketing will be shifted to working capital.

We  expect  to  use  the  net  proceeds  from  this  offering  as  follows:

                                               ASSUMING 50%     ASSUMING 25% OF
                             ASSUMING ALL      OF THE SHARES    THE SHARES ARE
                            SHARES ARE SOLD       ARE SOLD           SOLD
                           -----------------  ----------------  ---------------
Gross Proceeds. . . . . .  $       5,000,000  $      2,500,000  $     1,250,000
Offering Expenses . . . .             50,000            50,000           50,000
Net Proceeds. . . . . . .          4,950,000         2,450,000        1,200,000
Purchase of Equipment (1)          2,000,000         1,000,000          500,000
Inventory . . . . . . . .          2,000,000         1,000,000          500,000
Marketing/Sales (2) . . .            500,000           250,000          100,000
Working Capital (3) . . .            450,000           200,000          100,000
                           -----------------  ----------------  ---------------
TOTAL . . . . . . . . . .  $       5,000,000  $      2,500,000  $    1,250, 000
                           =================  ================  ===============

(1) Equipment purchases will include kiosks which house point of sale terminals for our products by our card holders.
(2) Marketing and sales expenses will include primarily travel to and presentations to potential clients for the sale of our products and franchises of our business.
(3) Working capital will be used to support our business operations including without limitation, salaries, rent, utilities and supplies.

                         DETERMINATION OF OFFERING PRICE

The $0.45 per share offering price of our common stock was arbitrarily determined based on our current perceived financing needs. There is no relationship whatsoever between this price and our assets, book value or any other objective criteria of value.



                                    DILUTION

An investment in this offering will undergo immediate dilution when compared with the net tangible assets of Para Mas. The following table illustrates the per share dilution in net tangible book value to new investors if 100% of the 11,111,111 shares offered by Para Mas are sold, if 50% of the 11,111,111 shares are sold, and if 25% of the 11,111,111 shares are sold. Calculations are based on 291,290,144 capital shares outstanding, and at the different levels of the offering sold as indicated after the deduction of offering expenses and assuming all shares of Para Mas sold are on a self-underwritten basis with no commissions paid. The 10,192,105 shares to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution as a result of the sale of those shares.




PERCENT OF OFFERING SOLD                 100%      50%      25%
Public offering price per
 Share. . . . . . . . . . . . . . . .   $ 0.45   $ 0.45   $ 0.45

Net tangible book value per share as
 of September 30, 2004  . . . . . . .  ($0.003) ($0.003) ($0.003)

Increase per share attributed to
 investors in this offering. . . . .    $0.017   $0.009   $0.004



Net tangible book value  per share as
 of September 30, 2004,  after this
 Offering . . . . . . . . . . . . . .   $0.014   $0.006   $0.001

Net tangible book value
dilution per share
to new investors. . . . . . . . . . .   $0.436   $0.444   $0.449

Net tangible book value
 dilution per share to new
 investors expressed as a
 percentage
                                         96.9%    98.7%    99.8%


                              SELLING SHAREHOLDERS

The selling shareholders named in this prospectus are offering 10,192,105 shares of common stock. The following table provides as of January 14, 2005, information regarding the beneficial ownership of our common stock held by each of  the  selling  shareholders,  including:

1.     the  number  of  shares  owned  by  each  prior  to  this  offering;
2.     the  total  number  of  shares  that  are  to  be  offered  for  each;
3. the total number of shares that will be owned by each upon completion of the offering; and
4.     the  percentage  owned  by  each  following  the  offering.


                                      Shares     Total Number
                                      Owned      Of Shares To   Total Shares To  Percent
                                      Prior To   Be Offered For Be Owned         Owned Upon
Name of Selling                       This       Shareholders   Completion Of    Completion


Stockholder                           Offering   Account        This Offering    Offering

ABBEY, Lloyd & Alice . . . . . . . .      5,000      5,000     -0-               -0-
AMBERIDIS, Diane . . . . . . . . . .      5,000      5,000     -0-               -0-
ANDREWS, Linda . . . . . . . . . . .      2,000      2,000     -0-               -0-

                                         -8-

APOSTOLIC Faith Church . . . . . . .    400,000    400,000     -0-               -0-
ARNASON, Sheryl. . . . . . . . . . .     20,000     20,000     -0-               -0-
BEATTIE, Dave. . . . . . . . . . . .      5,000      5,000     -0-               -0-
BEAUCOCK, Orlin. . . . . . . . . . .      5,000      5,000     -0-               -0-
BERGET, Kelly. . . . . . . . . . . .     32,433     32,433     -0-               -0-
BOTTOMLEY, Geneva. . . . . . . . . .     20,000     20,000     -0-               -0-
BRABANT, Denis . . . . . . . . . . .      3,417      3,417     -0-               -0-
BRAJCICH, Elinor . . . . . . . . . .     10,000     10,000     -0-               -0-
BRISBIN, Bonnie. . . . . . . . . . .     11,653     11,653     -0-               -0-
BROWN, Christopher . . . . . . . . .      2,680      2,680     -0-               -0-
BRUNDIN, Elizabeth . . . . . . . . .    102,181    102,181     -0-               -0-
BRUNDIN, V . . . . . . . . . . . . .      6,670      6,670     -0-               -0-
BRYANT, Peter & Ann. . . . . . . . .     40,000     40,000     -0-               -0-
BURECK Investments Ltd.. . . . . . .     30,000     30,000     -0-               -0-
BUSCHAU, Sandra. . . . . . . . . . .     20,000     20,000     -0-               -0-
BELLEFONTAINE, Deborah and BUSH, George  10,000     10,000     -0-               -0-
BUTLER, Craig. . . . . . . . . . . .     16,000     16,000     -0-               -0-
CAMERON, Karen . . . . . . . . . . .      3,300      3,300     -0-               -0-
CARDINAL, Sean . . . . . . . . . . .     20,000     20,000     -0-               -0-
CARDINAL, Sean & Kim . . . . . . . .      7,000      7,000     -0-               -0-
CASTLE, Alice. . . . . . . . . . . .     20,000     20,000     -0-               -0-
CHISHOLM, Dan. . . . . . . . . . . .     60,000     60,000     -0-               -0-
CHISHOLM, R.J. & J.M.. . . . . . . .    100,000    100,000     -0-               -0-
CHORNOBAY, Linda . . . . . . . . . .     20,000     20,000     -0-               -0-
CHORNOBAY, William . . . . . . . . .    200,000    200,000     -0-               -0-
CHRISTIANSEN, Rose . . . . . . . . .      2,000      2,000     -0-               -0-
CLARKSON, Laura. . . . . . . . . . .      5,000      5,000     -0-               -0-
COCHRANE, Tara . . . . . . . . . . .      1,333      1,333     -0-               -0-
COHOE, Lila. . . . . . . . . . . . .     10,000     10,000     -0-               -0-


CURRIE, Bruce. . . . . . . . . . . .     12,000     12,000     -0-               -0-
CURRIE, Elann M. . . . . . . . . . .     10,000     10,000     -0-               -0-
DANCE, Gail. . . . . . . . . . . . .      1,340      1,340     -0-               -0-
DOMONKOS, John . . . . . . . . . . .      6,667      6,667     -0-               -0-
Dragon Descent Holdings Ltd. . . . .    400,000    400,000     -0-               -0-
ENGLESON, Karen, . . . . . . . . . .     20,000     20,000     -0-               -0-
ERICKSON, Beverley . . . . . . . . .     17,000     17,000     -0-               -0-
ERICKSON, Christopher. . . . . . . .      7,000      7,000     -0-               -0-
FAUCHER, Darryl. . . . . . . . . . .      9,340      9,340     -0-               -0-
FIORELLA, Donna Jean . . . . . . . .     40,000     40,000     -0-               -0-
FREEMAN, Don . . . . . . . . . . . .     30,000     30,000     -0-               -0-
FREEMAN, Jonathan. . . . . . . . . .     10,000     10,000     -0-               -0-
FREEMAN, Lynette . . . . . . . . . .      4,000      4,000     -0-               -0-
FREEMAN, Ron . . . . . . . . . . . .      5,000      5,000     -0-               -0-
FROESE, Evelyn . . . . . . . . . . .     60,000     60,000     -0-               -0-
FURBER, Marjorie Lynn. . . . . . . .      2,000      2,000     -0-               -0-
FURBER, Winifred . . . . . . . . . .      4,340      4,340     -0-               -0-
GALANDIE, Gary . . . . . . . . . . .     13,400     13,400     -0-               -0-
GEERTSEMA, Hermen. . . . . . . . . .     10,000     10,000     -0-               -0-
GEMMELL, Isabel. . . . . . . . . . .      2,680      2,680     -0-               -0-
GERVAIS, Ron . . . . . . . . . . . .      6,667      6,667     -0-               -0-
HILL, Ann I. . . . . . . . . . . . .      6,670      6,670     -0-               -0-
HOFFARD, Ron . . . . . . . . . . . .      6,670      6,670     -0-               -0-
HOFFMAN, Richard . . . . . . . . . .     61,667     61,667     -0-               -0-

                                         -9-

HOGAN, Emerald . . . . . . . . . . .      1,340      1,340     -0-               -0-
HORBACHEWSKY, Dorothy. . . . . . . .    222,670    222,670     -0-               -0-
HORBACHEWSKY, Mary . . . . . . . . .      5,360      5,360     -0-               -0-
HORBACHEWSKY, William J. . . . . . .      1,340      1,340     -0-               -0-
HOVLAND, Ola . . . . . . . . . . . .     20,000     20,000     -0-               -0-
HOWARD, Robert & Julie . . . . . . .      8,000      8,000     -0-               -0-
HOYER, Gail. . . . . . . . . . . . .     42,200     42,200     -0-               -0-
IUZ, Larry . . . . . . . . . . . . .     20,000     20,000     -0-               -0-
JENSEN, Warren . . . . . . . . . . .     78,853     78,853     -0-               -0-
JORDAN, Michael T. . . . . . . . . .     12,000     12,000     -0-               -0-
JUDD, Barbara Ann Boyd and Peter Alan    13,340     13,340     -0-               -0-
KELLER, Perry. . . . . . . . . . . .      6,700      6,700     -0-               -0-
KEN Glover & Associates in
trust for Anthony Dwayne Prosk . . .      6,670      6,670     -0-               -0-
KENNEDY, Linda . . . . . . . . . . .     15,000     15,000     -0-               -0-
KILMARTIN, Fergus. . . . . . . . . .      6,670      6,670     -0-               -0-
KING, Leigh. . . . . . . . . . . . .      1,340      1,340     -0-               -0-
KLIPPENSTEIN, Maria. . . . . . . . .      6,670      6,670     -0-               -0-
KORHONEN, Jennifer . . . . . . . . .      2,680      2,680     -0-               -0-
KRINBILL, Dan. . . . . . . . . . . .      5,360      5,360     -0-               -0-
LeCLAIR, Teresa. . . . . . . . . . .     13,000     13,000     -0-               -0-
LEE, Shirley . . . . . . . . . . . .     40,000     40,000     -0-               -0-
LOU, Anja C. . . . . . . . . . . . .     10,000     10,000     -0-               -0-
LUKOMSKI, Donna. . . . . . . . . . .     25,671     25,671     -0-               -0-
LUTWICK, Emmanuel. . . . . . . . . .      5,000      5,000     -0-               -0-
MANKULICH, Gary. . . . . . . . . . .     10,700     10,700     -0-               -0-
MANKULICH, Mike. . . . . . . . . . .     26,658     26,658     -0-               -0-
MARZIN, Selena . . . . . . . . . . .      2,000      2,000     -0-               -0-
MAYNER, Linda. . . . . . . . . . . .      2,000      2,000     -0-               -0-
McCORD, Joanne . . . . . . . . . . .      8,670      8,670     -0-               -0-
McFADYEN, Danielle . . . . . . . . .    253,000    253,000     -0-               -0-
McFADYEN, Debra. . . . . . . . . . .    440,000    440,000     -0-               -0-
McFADYEN, Garry. . . . . . . . . . .     54,000     54,000     -0-               -0-
McINNIS, John. . . . . . . . . . . .      7,606      7,606     -0-               -0-
MEARS, Karen . . . . . . . . . . . .      5,000      5,000     -0-               -0-
MENGES, Hanelore . . . . . . . . . .     50,000     50,000     -0-               -0-
MERCIER, Kevin . . . . . . . . . . .      1,000      1,000     -0-               -0-
MICHALUK, Judy . . . . . . . . . . .      1,340      1,340     -0-               -0-
MILLER, Ruby . . . . . . . . . . . .      6,700      6,700     -0-               -0-
MINCHIN, Carolyn . . . . . . . . . .      3,300      3,300     -0-               -0-
MITCHELL, Eva. . . . . . . . . . . .      1,340      1,340     -0-               -0-
MOORE, Lorraine. . . . . . . . . . .      1,335      1,335     -0-               -0-
MORRISON, Don. . . . . . . . . . . .      1,000      1,000     -0-               -0-
OMELANIEC, Simon & Pamela. . . . . .    287,336    287,336     -0-               -0-
PARKIN, Carol. . . . . . . . . . . .      4,020      4,020     -0-               -0-
PAULIUK, Aaron . . . . . . . . . . .      8,000      8,000     -0-               -0-
PIECHOCKI, Elizabeth . . . . . . . .     20,000     20,000     -0-               -0-
PETRUNIA, Michael & Maureen. . . . .     30,000     30,000     -0-               -0-
PILSON, Chris. . . . . . . . . . . .      9,380      9,380     -0-               -0-
PILSON Enterprises Ltd.. . . . . . .    250,000    250,000     -0-               -0-
POLLARD, Phillip . . . . . . . . . .     15,000     15,000     -0-               -0-
POLOWAY, Richard . . . . . . . . . .     35,000     35,000     -0-               -0-
PROCTOR, Craig . . . . . . . . . . .    120,000    120,000     -0-               -0-

                                          -10-

ROBERTSON, Linda . . . . . . . . . .      4,000      4,000     -0-               -0-
ROESSLER, Michael. . . . . . . . . .     25,000     25,000     -0-               -0-
ROON, Shaunna. . . . . . . . . . . .      5,000      5,000     -0-               -0-
RUTLEY, Harvey and/or Iona . . . . .    100,010    100,010     -0-               -0-
SABATINI, Anthony. . . . . . . . . .     10,720     10,720     -0-               -0-
SANDBERG, Dale . . . . . . . . . . .      5,000      5,000     -0-               -0-
SANSALONE, Janet . . . . . . . . . .      4,005      4,005     -0-               -0-
SCHINDEL, Gerd Maria Katrina . . . .      6,000      6,000     -0-               -0-
SCHULTZ, Grant . . . . . . . . . . .     13,333     13,333     -0-               -0-
SIATECKI, Wayne. . . . . . . . . . .     11,000     11,000     -0-               -0-
SICKMUELLER, Karin . . . . . . . . .      2,680      2,680     -0-               -0-
SJOGREN, David . . . . . . . . . . .     10,000     10,000     -0-               -0-
SJOGREN, Erik. . . . . . . . . . . .      2,000      2,000     -0-               -0-
SLOAN, Mitch . . . . . . . . . . . .      5,000      5,000     -0-               -0-
SMANTIOTTO, Loretta. . . . . . . . .      5,360      5,360     -0-               -0-
SNELL, Barbara . . . . . . . . . . .      6,670      6,670     -0-               -0-
SOMERVILLE, William G. . . . . . . .     10,000     10,000     -0-               -0-
SOOBOTIN, Korby. . . . . . . . . . .      6,700      6,700     -0-               -0-
SOOBOTIN, Nettie . . . . . . . . . .     25,863     25,863     -0-               -0-
SOOBOTIN, Sherry . . . . . . . . . .      6,700      6,700     -0-               -0-
SORGE, Mia . . . . . . . . . . . . .      7,000      7,000     -0-               -0-
STONE, Kenneth . . . . . . . . . . .     20,000     20,000     -0-               -0-
SUTHERLAND, Daryl. . . . . . . . . .     16,733     16,733     -0-               -0-
SWANSON, Laverna . . . . . . . . . .      8,040      8,040     -0-               -0-
TAYLOR, David. . . . . . . . . . . .      1,335      1,335     -0-               -0-
TJOMSAAS, Eleanor. . . . . . . . . .      8,000      8,000     -0-               -0-
TJOMSAAS, Judy . . . . . . . . . . .    116,670    116,670     -0-               -0-
TOWNSEND, Valerie Kless. . . . . . .      2,000      2,000     -0-               -0-
TRENT, Brian & Patti . . . . . . . .    142,000    142,000     -0-               -0-
TRICKETT, Sharron. . . . . . . . . .      1,340      1,340     -0-               -0-

VAILLANT, Shirley. . . . . . . . . .     20,000     20,000     -0-               -0-
VATTOY, Barrie . . . . . . . . . . .     64,000     64,000     -0-               -0-
VATTOY, Shelly . . . . . . . . . . .      4,660      4,660     -0-               -0-

VENTRESS, Irene. . . . . . . . . . .     20,000     20,000     -0-               -0-
VINCE McDonald Ent. Ltd. . . . . . .    160,000    160,000     -0-               -0-
WAN-Lim, Sien. . . . . . . . . . . .      8,000      8,000     -0-               -0-
WARTBERG, Thomas . . . . . . . . . .     50,000     50,000     -0-               -0-
WIENS, Alvin & Winona. . . . . . . .      5,000      5,000     -0-               -0-
WILSON, Renee. . . . . . . . . . . .      6,000      6,000     -0-               -0-
WITTMEIER, Sherwood. . . . . . . . .     23,700     23,700     -0-               -0-
566,000 B.C. Ltd.. . . . . . . . . .      6,000      6,000     -0-               -0-

516,316 B.C. Ltd.. . . . . . . . . .     13,400     13,400     -0-               -0-
391,972 B.C. Ltd.. . . . . . . . . .     27,000     27,000     -0-               -0-
Laurentian Bank of Canada in trust .      6,670      6,670     -0-               -0-
for Steven Pospolita SD 0201087
Yorkton Securities Inc. in trust for     10,000     10,000     -0-               -0-

Gene Lukomski RRSP #63-8596-7
Investor Company in trust for. . . .     53,340     53,340     -0-               -0-
Acc. #7P619ZS, TD Evergreen
HSBC Securities (Canada) Inc. in . .     13,340     13,340     -0-               -0-
Trust for Dorothy Horbachewsky
Goepel McDermid Inc. in trust for. .     13,340     13,340     -0-               -0-
Rick Campbell RRSP #15-E61S-5

                                         -11-

BREDESEN, Harald . . . . . . . . . .     25,000     25,000     -0-               -0-
FULLER, Brian. . . . . . . . . . . .     25,000     25,000     -0-               -0-
CRAWFORD, Malcolm. . . . . . . . . .     25,000     25,000     -0-               -0-
JUCHNEIWICZ, Ed. . . . . . . . . . .     25,000     25,000     -0-               -0-
DIGHTON, Jeff. . . . . . . . . . . .     20,000     20,000     -0-               -0-
NAQVI, Shahrukh. . . . . . . . . . .      6,000      6,000     -0-               -0-
SAVOIE, Pat. . . . . . . . . . . . .      2,000      2,000     -0-               -0-
TEAT, James Albert . . . . . . . . .     20,000     20,000     -0-               -0-
HOYT, Dennis . . . . . . . . . . . .      6,000      6,000     -0-               -0-
HUNTER, Elsie. . . . . . . . . . . .  2,743,045  2,743,045     -0-               -0-
KOOP, John . . . . . . . . . . . . .     20,000     20,000     -0-               -0-
KPMG . . . . . . . . . . . . . . . .    207,622    207,622     -0-               -0-
Lyons Hamilton . . . . . . . . . . .     67,000     67,000     -0-               -0-
TJELTA, Sven . . . . . . . . . . . .    274,000    274,000     -0-               -0-
Terrence E King Law Corp.. . . . . .     12,000     12,000     -0-               -0-
COCHRANE, Floyd. . . . . . . . . . .    225,000    225,000     -0-               -0-
STEWART,  Raymond. . . . . . . . . .    300,000    300,000     -0-               -0-
GALANDIE, Cheryl . . . . . . . . . .      4,000      4,000     -0-               -0-
LEE, Colin . . . . . . . . . . . . .     20,000     20,000     -0-               -0-
WITTMEIER, Adam. . . . . . . . . . .      2,000      2,000     -0-               -0-
MILLER, Patrick. . . . . . . . . . .      4,000      4,000     -0-               -0-
STOLL, Terrance. . . . . . . . . . .      1,350      1,350     -0-               -0-
HESKE, David . . . . . . . . . . . .      2,000      2,000     -0-               -0-
LONGPHEE, Myles. . . . . . . . . . .      2,000      2,000     -0-               -0-
GAIL, Dawn . . . . . . . . . . . . .      4,000      4,000     -0-               -0-
FRASER, Marie. . . . . . . . . . . .      2,500      2,500     -0-               -0-
NAHAL, Surjeet Singh . . . . . . . .      2,000      2,000     -0-               -0-
HORBACHEWSKY, Sherry . . . . . . . .     15,000     15,000     -0-               -0-
HOTH Ventures Inc. . . . . . . . . .     27,000     27,000     -0-               -0-
METHODICAL Management Inc. . . . . .     27,000     27,000     -0-               -0-
TJOMSAAS, Judy . . . . . . . . . . .    400,000    400,000     -0-               -0-
TJOMSAAS, Ralph. . . . . . . . . . .    417,622    417,622     -0-               -0-

The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. To our best knowledge, none of the selling shareholders are broker-dealers or affiliates of broker-dealers.

                              PLAN OF DISTRIBUTION

SHARES OFFERED BY PARA MAS

The following officer and director is selling the common stock being offered by Para Mas through this prospectus:

Name  of  Officer/Director     Position
--------------------------     --------
Gary Whiting                   President and Director

Mr. Whiting is not registered as a broker-dealer under the Securities Act of 1934 and is relying on Rule 3a4-1 under the 1934 Act to allow him to sell the shares as an officer of Para Mas. We believe that Mr. Whiting is qualified under this rule because:

- he is not subject to a statutory disqualification as set forth in section 3(a)(39) of the Securities Exchange Act of 1934;
- he will not be compensated for his participation in the offering by the payment of commissions or other remuneration based directly or indirectly on the sale of the offering;
- he has never been and will not be at the time of his participation in the offering an associated person of a broker or dealer;
- he has never participated before in selling a registered offering for any issuer; and
- he will perform substantial duties for Para Mas other than in connection with the sale of the shares.

In order to make the necessary sales, this officer and director plans to directly contact selected individuals and entities with whom he has a prior relationship and whom he believes will have an interest in the offering. Management, however, may enter into an underwriting agreement for this offering at a later date and at that time pay a commission to any participating underwriters. If we enter into an underwriting agreement after this offering becomes effective, we will file with the SEC a post-effective amendment identifying the underwriter and providing material information about the underwriting arrangements.

We are therefore offering the shares on a self-underwritten basis. There is no minimum number of shares required to be sold in this offering.

In order to subscribe for shares, an investor must complete and execute the form of subscription agreement attached to this prospectus and deliver the executed subscription agreement to us together with payment of the purchase price for the shares payable to Para Mas Incorporated.

We may reject or accept any subscription in whole or in part at our discretion. We may close the offering without notice to subscribers. We may immediately use the proceeds obtained from the offering.

Upon our acceptance of a subscription agreement, we will deliver to each subscriber a copy of the fully executed agreement evidencing the number of shares subscribed for. If we do not accept any subscription or any portion of a subscription, the amount of the subscription not accepted will be promptly returned by us to the subscriber.

The  estimated  costs  of  this  offering  are  as  follows:

Securities and Exchange Commission registration fee     $      950
Transfer Agent Fees                                     $      500
Accounting fees and expenses                            $   20,000
Legal fees and expenses                                 $   10,000
Blue Sky fees and expenses                              $    5,000
Miscellaneous                                           $   12,108
                                                    --------------
Total (1)                                               $   50,000
                                                        ==========

(1) If underwriters are used to sell the offering, they will be paid commissions of up to 10% creating additional offering expenses of $500,000 if all shares offered by Para Mas are sold.

SHARES OFFERED BY SELLING SHAREHOLDERS

This prospectus is part of a registration statement that enables the selling shareholders to sell their shares on a continuous or delayed basis for a period of twenty months. We have advised the selling shareholders that they shall only be permitted to sell their shares in jurisdictions where it is lawful to sell such securities. Thus, the selling shareholders will be permitted to sell their shares in foreign countries if they comply with all rules and regulations of that particular jurisdiction. Additionally, the selling shareholders shall be permitted to sell their shares in the United States only upon this registration statement becoming effective. Furthermore, the selling shareholders' selling efforts shall be limited to unsolicited brokerage transactions that comply with the provisions of Regulation M.

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1. On such public markets or exchanges as the common stock may from time to time be trading;
2.     In privately negotiated transactions;
3.     In short sales; or
4.     In any combination of these methods of distribution.

The sales price to the public is fixed at $0.45 per share until such time as the shares of our common stock become traded on the Over-the-Counter Bullentin Board or a National Exchange. Although we intend to build a trading market for our common stock in the Pink Sheets or on the Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the Over-The-Counter Bulletin Board or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.     The  market  price  of  our  common stock prevailing at the time of sale;
2.     A  price  related to such prevailing market price of our common stock; or
3.     Such other price as the selling shareholders determine from time to time.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as agent may receive a commission from the selling shareholders, or, if they act as agent for the purchaser of such common stock, from such purchaser. The selling shareholders will likely pay the usual and customary brokerage fees for such services. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.

The selling shareholders whose shares are being registered under this prospectus and registration statement may choose not to sell their shares.

We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1. Not engage in any stabilization activities in connection with our common stock;

2. Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3. Not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.


                                LEGAL PROCEEDINGS

We are not currently a party to any legal proceedings. Our agent for service of process in Nevada is Rodney E. Sumpter, 139 Vassar Street, Reno, Nevada 89502.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our executive officers and directors and their respective ages as of May 31, 2004 are as follows:

DIRECTORS:

Name  of  Director               Age
----------------------          -----
Gary  Whiting                    48

EXECUTIVE  OFFICERS:

Name  of  Officer               Age      Office
--------------------          -----      -------
Gary  Whiting                   48       President, Principal Executive Officer
                                         Principal Accounting Officer
                                         Principal Financial Officer
                                         Secretary/treasurer

Mr. Whiting became an officer and a director of Para Mas on or about February 11, 2004. He is an entrepreneur having both a legal and a management background. Mr. Whiting graduated from BYU Law School with a Master in Public Administration in 1988. Mr. Whiting served as Associate Legislative Counsel to the Utah State Legislature from 1998 to 1990. As Associate Legislative Counsel, Mr. Whiting assisted the Utah State Legislature in legal research and in drafting language for proposed bills during the legislative sessions. He also served as counsel to the Administrative Rules Review Committee which met when the Legislature was not in session. The Administrative Rules

Review Committee
was a Legislative oversight committee that oversaw the Administrative Rulemaking process for the state of Utah. Mr. Whiting got the idea to create a CD-ROM law disc while serving at the Utah State Legislature, which eventually led to the creation of the Itzyourmall loyalty-rewards discount card program. Mr. Whiting's main duties involved legal research. His research was done without the aid of computer assisted research. When Mr. Whiting approached his employer about subscribing to an on-line computer assisted research service, he was told that it was too expensive. It was then that Mr. Whiting decided he would create an affordably priced CD-ROM product. He resigned as Associate Legislative Counsel and formed a scanning company. He had three objectives: first, he wanted to create a low priced product; second, he wanted to create a product with a better interface and more user friendly to the end-user; and third, he wanted to help drive customers to the users of his product. To achieve the third objective, he created a savings mall where he would advertise attorneys using his CD-ROM product. All that was required was that they needed to offer some sort of a discount on their services. This savings mall was originally called Amerigroupmall.com, but evolved into the Itzyourmall concept after several years of selling and analyzing the market. Mr. Whiting found that businesses were more willing to accept or give out something to their customers that had their name on it. So, we gave our mall (Amerigroupmall) to businesses and it became their mall, thus the name, Itzyourmall.

     The name of the scanning company Mr. Whiting formed and managed was Mobile Scan. Mobile Scan was the predecessor to MobileScan, Inc. During the 1990's, Mobile Scan scanned text documents for companies and processed those scanned images into text documents. For example, Mobile Scan scanned and processed resumes for McDonnell-Douglas over a five year period. McDonnell-Douglas would send printed resumes they received from potential employees to Mobile Scan's offices in Mesa. Those paper resumes were then scanned into a Tagged Image File Format (TIFF) and stored on the computer for later processing. Each TIFF image would be deskewed, despeckled in preparation for the Optical Character Recognition (OCR) process. We would then run a number of proprietary processes on the OCR'd file to clean up any errors in the newly created text file. These processes would look for common errors made by the OCR process such as substitution errors. Substitution errors are made when the OCR software substitutes one word for another, such as the word oil in place of the word on. Spell checking functions were then run on the text file. We then took the cleaned text file and formatted it by tagging up to 20 different fields of information. This file was then sent via a secure FTP (File Transfer Protocol) site where McDonnell-Douglas would integrate it with their Lotus Notes application. Mr. Whiting personally developed all these scanning systems for Mobile Scan and oversaw all of the production of the scanning processes. These systems were later conveyed into MobileScan, Inc., where they were used to scan and create legal databases to be stored on CD-ROM for resale to attorneys.

TERM  OF  OFFICE

Our Directors are appointed for terms of one year to hold office until the next annual general meeting of the holders of our common stock, as provided by the Nevada Revised Statutes, or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

SIGNIFICANT  EMPLOYEES

We have no significant employees other than the officers and directors described above.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides the names and addresses of each person known to us to own more than 5% of our outstanding common stock as of May 31, 2004, and by Mr. Whiting who is our sole officer and director at the present time. All shares are owned directly.

                                                         Percentage of Common
                                                       Stock Beneficially Owned
                                                       ------------------------
                Name and Address     Amount and Nature    Prior to  After
Title of Class  of Beneficial Owner  of Beneficial Owner  Offering  Offering(1)
------------------------------------------------------------------------------
Common Stock    Gary Whiting         181,506,778 shares     62.4%    60.1%
                1337 S. Gilbert Road
                Mesa, Arizona  85204

Common Stock    All Officers and     181,506,778 shares     62.4%    60.1%
                Directors as a Group
                (1 person)


(1) The percentage calculations in this column are based on 291,290,144 shares outstanding and assume that the entire offering by Para Mas of 11,111,111 shares will be sold.


                            DESCRIPTION OF SECURITIES
GENERAL

Our authorized capital stock consists of 500,000,000 shares of common stock at a par value of $0.001 per share and 10,000,000 shares of preferred stock at a par value of $0.001 per share.

COMMON  STOCK

As of January 17, 2005, there were 291,290,144 shares of our common stock issued and outstanding that were held by approximately 725 stockholders.

Holders of our common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as a liquidation, merger or an amendment to our Articles of Incorporation.

Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of a liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

PREFERRED  STOCK

As of January 17, 2005, there were no shares of our preferred stock issued and outstanding. Holders of the preferred shares are entitled to receive cumulative dividends at the annual rate of 7% or $.07 per share, payable quarterly. The dividends may be payable in cash or through a dividend of additional shares of preferred shares.

The preferred shares rank senior to the common shares. The preferred shares have a liquidation preference of $1.00 per share plus any declared and unpaid dividends.

The preferred shares are convertible, in whole or in part, at the option of the holders thereof, into shares of common stock at an amount equal to the average closing bid price of the common stock for thirty days immediately preceding the conversion divided by the liquidation preference of $1.00 per share.


Para Mas may, at its option, convert the preferred shares into common stock by dividing the average closing price of the common stock over a 20 day period by the liquidation preference of $1.00 per share. In order to exercise this option, the average price of the common stock must be at least $1.50 per share.

                     INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Gary R. Henrie, our independent legal counsel, has provided an opinion on the validity of our common stock.

CFO Advantage, Inc., independent certified accountants, audited the financial statements and presented their report with respect to the audited financial statements. CFO Advantage, Inc.'s report was given upon their authority as an expert in accounting and auditing.

      DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT
                                   LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Revised Statutes and our Bylaws. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.


                             DESCRIPTION OF BUSINESS

HISTORY

Para Mas was incorporated on June 6, 1994 as U.S. Medical Management, Inc., a subsidiary of Waterloo Wheels, Inc., a British Columbia company. On June 27,
1994, the shareholders of Waterloo Wheels exchanged all of their shares for shares in U.S. Medical Management and Waterloo Wheels was dissolved. The activities of Waterloo Wheels and U.S. Medical Management were confined to organizational matters and identifying business opportunities. They conducted no business.

In June 1995, U.S. Medical Management acquired the business of Ken Venturi Golf Centers, Inc. and changed its name to Ken Venturi Golf, Inc. ("KVGI"). KVGI was listed on the OTC Bulletin Board and was engaged in franchising indoor golf training centers under a license from Ken Venturi, a noted golf professional. The business of KVGI did not succeed and the company ceased operations in May 1997. Upon ceasing operations, Para Mas attempted to locate and negotiate the acquisition of other business opportunities. On November 1, 2000, Para Mas entered into agreements that would lead to the acquisition of the business assets of International Bible Games Inc. and Destination T.B.G. Development & Marketing Corp. Though pursued over a period of time, Para Mas was ultimately unable to acquire these assets. On April 12, 2004, Para Mas acquired 100% of the issued and outstanding shares of AmeriGroup, Inc., a Nevada corporation. The business operations of AmeriGroup, Inc. now constitute all of the business operations of Para Mas.

OUR  BUSINESS

AGI has developed a product called Itzyourmall. Itzyourmall is a loyalty-rewards card program designed to provide local and national discounts and benefits to all card participants. Purchasing businesses receive a laminated, customized discount loyalty-rewards cards to hand out to their customers. Each business purchasing cards is called a co-brander, because their loyalty-rewards card carries the Itzyoumall brand in the lower right-hand corner of the card. Not all businesses have a mall web-site. Only those businesses participating as co-branders receive a mall. Businesses who just want to advertise on the malls receive a custom designed store-front for $800.00 a year. The store front gives them a listing in the mall directory, a store-front web page, a coupon or certificate web page, and map page.

Co-branding is what helps link all of the businesses and card-holders together, since every participating business accepts any other participating business' card. Co-branders can cross-market their products to the customers of other participating businesses through the Itzyourmall web-mall. It also helps create a strong, loyal customer base. The card is handed out for free to the co-brander's customers. The co-brander pays an annual cost of $2,495.00 for a thousand cards. This fee includes the printed, laminated card and the customized web-mall site along with an administrative tool box that gives the co-brander the ability to control his web-mall, generate reports on card-holder activity, and email his customers.

Itzyourmall currently has a SSL (Secure Sight License) through Thawte. Our administrative and back-end systems are protected by user name and password authentication. All administrative actions are logged by users. The administrative tools we provide each co-brander also give them access to reporting functions unique to their business. They can track each card member's activities. Reports can be generated that allow the co-brander to track commissions. These reports show how many members bought according to volume and category. The reports also show how much money is due the co-brander through revenue sharing, which is explained in more detail below. Co-branders also have the ability to notify all card members via email or postings on the mall of any and all rewards and certificates earned.

THE  CONCEPT

Itzyourmall allows each co-brander to be unique, while connecting them together on a universal platform. One of the main purposes of the Itzyourmall concept was to allow co-branders to track their card member's purchases in order to reward them for repeat usage. This tracking also allows us to reward the co-branders for each purchase their card holders make. We call this revenue sharing. Revenue sharing is designed to reward co-branders. While the concept is simple, the implementation requires extremely complicated and sophisticated accounting software. Because every card-holder receives a unique membership number, and that number is linked specifically to the co-brander who handed out the card, we can track the card-holder's purchases at all participating businesses and share the revenue from those purchases with the co-brander.

Card-holders receive instant rewards at the point-of-sale inside the merchant's place of business, the merchant's internet mall or store-front, or at the Itzyourmall Kiosks. Customers receive rewards from all participating businesses. Each merchant decides what rewards to give each member. All members are treated equally at each participating merchant or vendor. As points are earned and accumulated, members can choose from a list of prizes made available by the merchant. Members are able to redeem those prizes instantly at the merchant's place-of-business or print a certificate to be used at a later date.

We share 25% of all net revenue made from the card-holder's purchases with the co-brander. The card-holder is unaware of this transaction. The card-holder is also rewarded by paying less than retail on his purchases when using the Itzyourmall branded card. A good example of how this works is the amusement parks. Itzyourmall purchases the tickets in bulk at a price under retail. Itzyourmall marks up the ticket approximately five percent and sells the ticket to the card-holder. The card-holder saves 15 to 40% on his tickets. Itzyourmall does this with movie theaters, amusement parks, restaurants, and retail stores. Anything that a card-holder spends his money on, Itzyourmall negotiates a better price and buys it in bulk. A co-brander, therefore, makes money every time one of their card-holders purchases a ticket or a gift certificate through us.

Suppose, for example, that a co-brander hands out 1,000 Itzyourmall branded cards to all of its customers and those customers attend the movies once a week. We mark up the movie tickets usually around five to ten percent. The co-brander receives 25% of that mark-up or 6.25 , so that every time that co-brander's card-holder goes to the movies the co-brander makes 6.25 times 1,000 or $62.50. If those 1,000 card-holders only go once a week for the year that's $3,250 a year. The cost of the program is only $2,495.00. Now, let's suppose they go to an amusement park. We mark those tickets up $2, which means the co-brander makes 60 each time his card-holders go to an amusement park or 1,000 times 50 equals $500. The same is true of restaurants and retail shops. The co-brander receives money every time the co-brander's card-holder buys something throughout the year.

This revenue sharing is possible through the individualization of each card-holder. Itzyourmall uses bar codes on the back of every card. With these bar codes we are able to track each card-holder's purchases. We are also able to associate the card-holder to the co-brander who gave out the card. All payment and transactional information as well as any personal information is protected by our SSL. Individual members have individualized accounts that they can log into to view points and rewards earned from the participating merchants. What this means is that an individual card member can view all of the points and rewards available to him from every business that he has shopped at in one, secure place. It also shows the card member a cumulative total-meaning how many points he has earned for the year and how many he has actually spent.

The Itzyourmall web-mall is built on a universal platform but appears to the end user as specific to the participating merchant. For example, 5 Buck Pizza in Utah has their own Itzyourmall domain and mall web-site at www.5buckpizzamall.com that their card-holders use to find discounts in the local, Regional and national arenas. This domain and mall web-site is on the universal Itzyourmall platform but totally separate and apart from the www.byusportsmall.com that the Brigham Young University student card-holders use. Our system integrates everything so that the card members can have access to everything inside the mall even though the card-holder enters the mall through their co-brander's portal. Yet, we restrict individual co-branders from viewing other co-brander's members activity and/or business activities. This unique twist we built into our system is how we have allowed businesses to cross-market each other without breaching privacy concerns. Co-branders advertise on each other's malls and they email each other's clients through Itzyourmall filters, but they are completely separate and apart from each other.

We have have tried to make the purchasing of discount tickets as convenient as possible through the use of Kiosks. The Itzyourmall Kiosk allows any Itzyourmall card-holder to purchase any and all discount tickets available through the Itzyourmall co-brander's mall web-site at certain business locations. These Kiosks not only allow the card-holders to purchase on-line electronic tickets, but they also dispense those tickets that Itzyourmall does not have available electronically. For example, some of the tickets we purchase in bulk are sold to us pre-printed. We have to physically dispense those tickets to the card-holder. Since most card-holders do not want to wait for mail delivery, we dispense those tickets to the card-holder through the kiosks that will be located throughout the country. Currently, we have placed iiosks in California, Arizona, Nevada, Idaho, Washington, Utah and Colorado.

COMPANY  STRATEGY

Our goal is to have hundreds of millions of Itzyourmall co-branded card-holders throughout the United States and the rest of the world and to have these card-holders purchasing discounted tickets and discounted gift certificates through the Itzyourmall platform (i.e., through the internet or the kiosks). AGI makes 25% of the mark-up of every discounted ticket or discounted gift certificate sold through the Itzyourmall platform. Generally these discounted items are marked up 5% to 10%. Each co-brander also pays an amount each year for Itzyourmall to continue hosting them and their card holders on the program. The balance of the sales price for these packages is retained by those individuals who have purchased the marketing rights to Regions, Territories, and Units in which the package was sold. These marketing rights are explained in greater detail under the Marketing section below.

AGI launched the sale of 1,000 card co-brand packages, store front advertising packages, and discount tickets and discount gift certificates in the Phoenix metropolitan area. Most of the cards sold in the Phoenix area, however, were not distributed by the businesses. We feel that the main reason for this inaction on the part of the co-branders was because the product was new and the businesses did not understand it and originally discount tickets and discount gift certificates were difficult to obtain. Card-holders originally had to order by phone or through the internet and then the tickets or certificates were sent by mail. As a result, Mr. Whiting created the Kiosk program. Initially, Kiosks were placed in three strategic locations near three local theaters in the Mesa and Scottsdale areas. The kiosk in Scottsdale had little success, because no co-brand cards had been handed out in that area. The two in Mesa had some activity. The first was placed in a business near an AMC theater, but had to be removed when the business it was located in closed its doors. The second one in Mesa was located at the Godfather's Pizza store at Power Road and US 60 on July of 2004. This one has sold hundreds of movie tickets. The original Kiosk model would only dispense two different types of tickets. We replaced the two-dispense model at the Godfather's Pizza store on November 5, 2004, with a model that will dispense six different types of tickets and unlimited electronic tickets or electronic certificates. We are now placing similar 6-dispense models in Utah, Nevada, Idaho, Washington, California, and Colorado. AGI does not pay the businesses that host the Kiosks, neither do we pay for the internet connection. We do not have to pay for local technicians to maintain and support these kiosks as that is required of the Unit owners as discussed below. The Itzyourmall platform provides administrative tools for those technicians to remotely view kiosk activity. The kiosks are still unprofitable.

MARKETING

In order to sell millions of Itzyourmall branded loyalty-rewards discount cards, our business plan is to sell marketing rights for the Itzyourmall products throughout the United States and the world. These rights are sold by contract. We sell marketing rights in three levels. The first is known as a Region. A Region contains 60 million population. Region owners are required to sell marketing rights for each one million population Territory within its Region. These Territory owners are then required to sell ten one hundred thousand population units within their Territory. The Unit owners receive training and support from the Territory owners. The Unit owners are required to report to their Territory owners on a weekly basis. Unit owners are required to maintain a minimum of 25 co-branders. (See Exhibit 10.3 .for the Unit Marketing Agreement) Marketing rights for Units are sold at an average of $8,500.00. Marketing rights for Territories are sold for $25,000.00. (See Exhibit 10.4.for the Territory Marketing Agreement)

The ten-state Regions were sold on a graduated basis, beginning at $100,000.00. (See Exhibit 10.5 for the Region Marketing rights agreement) The California Ten State Region, for example, was sold for $100,000.00. This Region contains approximately 60 million people. The Texas Region was also sold for $100,000.00. However, we sold the Florida Region for $250,000.00 and the New York Region will be sold for $300,000.00. To date, we have sold the California Ten State Region, the Texas Ten State Region and have received deposits on the Florida Ten State, New York Ten State, and Canadian Ten Province Regions. In the California market, Hawaii, Washington, Oregon, Idaho, Utah, Nevada, and parts of California have been sold. In the Texas Region only Colorado has been sold. Arizona has also been sold. Arizona was not part of any ten state Region package.

The Region, Territory and Unit owners form their own business. The business name must have the Itzyourmall name in it. For example, the person who bought the California Region formed a Limited Liability Company called Itzyourmall California Region, LLC. All co-branders and advertising businesses write out checks to the Unit owner's LLC and the LLC writes a check to AGI-$1095.00 for each co-brand package sold and $100.00 for each store front also known as a lister; to the Territory owner-$200.00 for each co-brand package sold and $100.00 for each store front; to the Region owner-$100.00 for each co-brand package sold and $100.00 for each store front. However, all revenue collected from ticket and gift certificate sales are collected by AGI through the malls and the kiosks. AGI retains 20% of the mark-up; 3.5% goes to the Region owner; 20% to the Territory owner; 20% to the Unit owner; 25% to the co-brander, 10% to the kiosk owner, and 1.5% to TAE Technologies, the company that programmed the Itzyourmall web-sites. These amounts are calculated by our software and will be transmitted on a quarterly basis electronically. The person/company receiving the transmittal will also be charged any transactional fees charged by the banks. To date, no ticket/gift certificate revenues have been shared in this manner.

COMPETITION

Our research shows that AGI is the only company that is selling discount tickets and discount gift certificates through a universal, integrated platform which maintains separate and distinct malls for individual businesses. We also have been unable to find any other company selling those tickets through kiosks. There are companies on the internet who are selling tickets, but our research shows that those tickets are marked up over and above the actual retail price. Ours are always discounted less than retail.

While we have not been able to find a business that could be considered a direct competitor to ours, there are businesses that have components similar to ours. These businesses include coupon books, entertainment books, loyalty cards and coupon mailers. Many of these are locally based businesses. One national business is The Entertainment Coupon Book. The Entertainment Coupon Book, however, does not sell discounts directly nor does it create individualized loyalty-rewards cards for businesses. Like other smaller coupon books, the Entertainment company sells a package of coupons for a one-time fee through fund-raisers. These coupons are then used by the purchaser to present at the participating place of business. No additional revenues are derived from this type of model for the Entertainment Book company or any other coupon book business. There are card companies like The Starving Students Card and the Student Discount Card. These companies only derive their income from the sale of their card to the individual cardholder. They do not co-brand with other businesses. They do not sell tickets and discount certificates like we do.

GOVERNMENT  REGULATION

We are subject to all of the government regulations that regulate businesses generally. We are not aware of any government regulations that are specific to the Para Mas business. We anticipate that our products will be marketed over a wide geographic area involving several states and eventually all of the states in the United States. Accordingly, we will be subject to any rules regulating interstate commerce that may apply to us. Also, as a business focused on the Internet, there is a risk that our activities and the Internet generally may become the subject of government regulation in the future or that governments will interpret their laws as having jurisdiction over Internet business. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet generally, covering issues such as user privacy, pricing, and characteristics and quality of products and services. Similarly, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business over the Internet. The adoption of any additional laws or regulations may decrease the growth of commerce over the Internet, increase our cost of doing business or otherwise have a harmful effect on our business.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

Para Mas acquired Amerigroup, Inc. on or about April 12, 2004. Para Mas issued 271,205,934 shares of common stock in exchange for 100% of the issued and outstanding stock of Amerigroup. Following the acquisition, Amerigroup is a wholly owned subsidiary of Para Mas. The transaction was accounted for as a reverse merger and a recapitalization of Para Mas.

Prior to the acquisition, International Bible Games, Inc. was the majority shareholder of Para Mas and the International Bible Games' shareholders arguably had personal claims against Para Mas as a result of a business transaction in 2001. In connection with the acquisition, International Bible Games distributed its shares of Para Mas common stock to the International Bible Games' shareholders. In addition, Para Mas issued additional shares as necessary to settle all possible claims back against Para Mas by International Bible Games' shareholders. As a result, International Bible Games, once a shareholder of Para Mas is no longer affiliated with Para Mas other than by virtue of the fact that International Bible Games' shareholders are also shareholders of Para Mas. The Agreement and Release and Share Exchange Agreement discussed in Note 9 to Amerigroup's Financial Statements is the instrument entered into to obtain the release of claims from International Bible Games shareholders as discussed.

Prior to that time, the active business operations of Para Mas had been limited for some time. The business operations of Amerigroup now constitute 100%
of the business operations of Para Mas. This management's discussion will therefore focus on the business operations and the financial results of Amerigroup.

For the six month period ended December 31, 2003, Amerigroup had revenues of $419,323. During the same period, expenses totaled $699,750 yielding an operating loss for the period of $310,018. For the six month period ended June 30, 2004, Amerigroup had revenues of $330,521. Total expenses for the same period totaled $271,443 for operating income during the six month period of $39,312.

As of June 30, 2004, Amerigroup had cash on hand totaling $28,865. This is sufficient working capital to meet the day to day operational cash needs of Amerigroup for approximately 30 days. Management estimates it will require $360,000 in working capital to sustain the business operations of Amerigroup for the next 12 months. Management believes that this working capital will be available from operating revenues during the next twelve months.

To actively grow the business pursuant to its current business plan however, Amerigroup needs $5,000,000 in operating capital for the next 12 months. We plan on raising this capital through a registered sale of our common stock pursuant to this registration statement. However, it cannot be certain as to whether we will be successful in selling the offering.

Conceptually, the Itzyourmall loyalty-rewards card program came into being on February 26, 2003. Amerigroup spent that year developing the product, the web sites, the delivery systems and the marketing structure. Very little marketing was done during that year as it was devoted to research and development of the Itzyourmall concept. The following year, however, Amerigroup began to implement their marketing plan. The marketing has required a great deal of travel and promotion. We have been able to sell close to 20 different marketing territories and hundreds of businesses. In order to market the Itzyourmall product quickly and as inexpensively as possible, we felt that our best course of action would be to sell marketing rights to territories. This way, we expected that we could have a sales force that would not require an overhead. Also, because these marketing rights sales people are vested with their own funds, we felt that they would be more likely to succeed.

As explained earlier, Mr. Gagon resigned from the company to launch our marketing plan. We needed to have a non-affiliate purchase the rights and we needed to test the program. Mr. Gagon was very successful in his marketing efforts so we sold him the California ten state Region for $100,000.00 up front. Because he was successful in marketing the California Region, it was decided to let him buy the New York and Florida ten state Regions on credit. With only $5,000.00 down for each of these two Regions, Mr. Gagon will pay out 20% of each Territory sale to Amerigroup until he has paid $150,000.00 for Florida and $250,000.00 for New York. These transactions are the reason why our accounts receivable balance exceeds the total sales for 2004. These receivables are solid, because Mr. Gagon will be able to produce. They might be a year or more before the total receivables are realized, but we feel that Mr. Gagon will be able to sell territories quicker than anyone else.

Our marketing plan is based on the idea the people who pay for something are more likely to succeed at selling than a sales person who has a guaranteed base salary. We have divided the country up into Regions and then into Territories. Each Territory is then divided up into Units of 100,000 population centers. Each Unit will also have a minimum number of 1,000 businesses. The Region owner trains and supports his Territory owners and the Territory owner trains and supports his Unit owners. Each Unit owner is only expected to sell 25 businesses a co-brand package and 25 business listings. He can then sell 25 kiosk fixed ad sales and 25 kiosk screen ad sales. These kiosk ad sales will most likely be sold to the co-branders and business listings, since they are the ones participating in the Itzyourmall program. This means that the Unit owner only has to sell 5% of the businesses in his are to be successful. This is a very small market share, which we feel means that the likelihood of success will be very high for the Unit owner. If a Unit owner is successful under this formula, he will generate between $55,000.00 and $97,000.00. The differentiation is based on whether the Unit owner allows the businesses to pay a one-time cash price or 12 monthly payments calculated at a 12% apr.

Our projections show that Amerigroup will gross $84 million dollars annually when the Units have sold their 25 business quotas in the four ten state Regions. As mentioned, this is an annual amount as the co-branders have to pay the same amount each year. Our expectations are that we will be able to sell half of the Territories in all four Regions over the next twelve months. We expect those Territories to sell half of their Units during that same period. The Units could sell all 25 businesses during that period as well. What this means is that we could gross between $20 and $40 million by the end of 2005. These figures are based on the assumption that we will be able to maintain our current operations. Our expected cash flow needs over the next twelve months will be a minimum of $50,000.00 monthly and could peak at $100,000.00 monthly as sales volumes increase, since this means increased costs in: production, customer service, marketing, and management. Part of our marketing strategy includes Itzyourmall helping to "seed" an area by telemarketing to local businesses. These businesses are usually the high profile businesses (i.e., entertainment and amusement) that Itzyourmall does not charge to be a part of the program. They are brought on to help enhance the value of the Itzyourmall card in an area.

One of the trends that we have seen in the market is the fact that businesses are all starting to consider the idea of loyalty cards. Most of the businesses we contact all state that they were already considering making a loyalty card for their business. We feel that the grocery store industry started this trend and has helped it to grow. Consequently, Itzyourmall is an unintended beneficiary of the millions of dollars the grocery store industry has spent in educating the masses on the value of loyalty-rewards cards.

Another trend we
see in the market is the move towards public internet access terminals, or Kiosks as we like to call them. Kiosks are showing up in airport terminals and shopping malls all across the country. This trend is again a benefit for us as we begin placing our Kiosks throughout the country.


                             DESCRIPTION OF PROPERTY

The business operations of Para Mas are located at 1337 S. Gilbert Road, Suite 104, Mesa, Arizona 85204. At that location we have office space of approximately 2,000 square feet for which we pay a monthly rent payment of $1,471. Our lease of this space expires in September 2004. We do not expect any difficulty in locating space upon the expiration of the lease that will be suitable to our needs.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Fred Gagon, formerly a vice president of Amerigroup, Inc., resigned from his position at Amerigroup, Inc. in June of 2003. The purpose of his resignation was to help implement our marketing plan for the Itzyourmall cards Regionally and eventually nationally. Amerigroup, Inc. first sold the marketing rights for Utah to Mr. Gagon. Mr. Gagon was successful marketing the Itzyourmall product in Utah. He sold approximately 50 businesses within a 90 day period. Consequently, Amerigroup, Inc. then sold the Itzyourmall marketing rights for the California Ten State Region to Mr. Gagon for $100,000.00. He has sold thousands of cards and 12 different territories in that Region. Mr. Gagon has also put down two $5,000.00 deposits for the Florida and New York Ten State Regions.

     When Mr. Whiting first launched the Itzyourmall concept he was outsourcing the printing of the Itzyourmall co-brander cards. However, the printers he originally contracted with were unable to meet with the demand and flexibility needed to service the Itzyourmall product. After weeks of research and inquiry, Mr. Whiting determined that it would be necessary to have complete control over the printing of the Itzyourmall cards. As there were insufficient funds for Amerigroup to set up and create a printing operation, Mr. Whiting formed an independent printing company that now services Amerigroup. He raised the necessary cash to buy the necessary equipment and developed the systems necessary to produce the unique card prints. To date there have been no profits realized by Mr. Whiting through this printing company. Mr. Whiting has been servicing the Itzyourmall needs at cost.

     In addition to the printing company, Mr. Whiting also formed an independent kiosk manufacturing and marketing company. The kiosk development came after the Itzyourmall concept. The idea behind the kiosks is that card holders need to be able to receive their discounted tickets easily and conveniently. Since many of the tickets that Itzyourmall sells are paper tickets, Mr. Whiting determined that it would be more convenient for the Itzyourmall card holders if those tickets were vended through a conveniently located kiosk. Since there were insufficient funds in Amerigroup to create and form a kiosk development company and since there were no other privately held companies that Amerigroup could outsource to, Mr. Whiting raised the capital necessary to fund and create these two companies himself. These kiosks are used to service the Itzyourmall card holder. Mr. Whiting has not realized any profits from these kiosks.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

NO  PRESENT  PUBLIC  MARKET

There  is  no  active  public  market  for  our  common  stock.

OPTION,  WARRANTS  AND  REGISTRATION  RIGHTS

We have no outstanding options or warrants to purchase, or securities convertible into, common equity of Para Mas. Other than the shares for the selling shareholders listed herein, there are no shares Para Mas has agreed to register under the Securities Act. There are 21,303,216 common shares being registered pursuant to this registration statement, 11,111,111 of which will be offered by Para Mas and 10,192,105 of which may be offering by the selling shareholders.

RULE  144  SHARES

A total of 281,248,039 shares of our common stock is available for resale to the public in accordance with the volume and trading limitations of Rule 144 of the Act.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1. 1% of the number of shares of the company's common stock then outstanding which, in our case equals 2,812,480 shares as of the date of this prospectus; or


2. The average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least 2 years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. There are 99,741,261 common shares of Para Mas that may be sold at the present time under Rule 144(k).

The Division of Corporate Finance of the Securities and Exchange Commission has taken the position that promoters or affiliates of a blank check company and their transferees would act as underwriters under the Securities Act of 1933 when reselling the securities of the blank check company and that the securities could only be resold through a registered offering and that Rule 144 would not be available for those resale transactions. Accordingly, Rule 144 may not be available for the resale of all issued and outstanding shares of Para Mas.

PENNY  STOCK  RULES
The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the Nasdaq system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the Commission, which:

- contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
- contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws;
- contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and significance of the spread between the "bid" and "ask" price;
- contains a toll-free telephone number for inquiries on disciplinary actions;
- defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and
- contains such other information and is in such form (including language, type, size and format), as the Commission shall require by rule or regulation. The broker-dealer also must provide, prior to effecting any transaction in a penny  stock,  the  customer:
-     with  bid  and  offer  quotations  for  the  penny  stock;
- the compensation of the broker-dealer and its salesperson in the transaction;
- the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and
- monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules and because many broker-dealers refuse to enter into penny stock transactions rather than comply with the rules. Therefore, stockholders may have difficulty selling those securities.

HOLDERS  OF  OUR  COMMON  STOCK



As of the date of this registration statement, we have approximately 725 registered shareholders.

DIVIDENDS

There are no restrictions in our Articles of Incorporation or bylaws that restrict us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution  of  the  dividend:

1. We would not be able to pay our debts as they become due in the usual course of business; or

2. Our total assets would be less than the sum of our total liabilities, plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends. We do not plan to declare any dividends in the foreseeable future.

                             EXECUTIVE COMPENSATION

COMPENSATION

The following table sets forth certain information as to our officers and Directors.




                                  Annual  Compensation  Table

                        Annual  Compensation        Long  Term  Compensation
                    -------------------------      -----------------------
                                           Other                            All
                                           Annual                          Other
                                           Com-                             Com-
                                           pen-   Restricted                pen-
                  Fiscal                   sa-    Stock   Options/  LTIP    sa-
Name    Title     Year      Salary   Bonus tion   Awarded SARs(#) payouts($)tion
----    -----     --------- -------- ----- ------ ------- ------- --------- ----
Gary     Pres.      2004    $     0   0     0       0       0       0       0
Whiting  and        2003    $15,000   0     0       0       0       0       0
         Dir.       2002    $     0   0     0       0       0       0       0

EMPLOYMENT  AGREEMENTS

No officer or director has an employment agreement with Para Mas at the present time.



                              FINANCIAL STATEMENTS

Index  to  Financial  Statements:

1. Financial Statements for the three and nine months ended September 30, 2004, including:

a.     Balance  Sheet;
b.     Statements  of  Income  and  Accumulated  Deficit;
c.     Statements  of  Cash  Flows;
d.     Notes  to  Financial  Statements.

2.     Independent  Auditors'  Report;

3. Financial Statements for the fiscal years ending December 31, 2003 and 2002, ncluding:

a.     Balance  Sheet;

b.     Statements  of  Income  and  Accumulated  Deficit;
c.     Statement  of  Changes  in  Stockholders  Equity

d.     Statements  of  Cash  Flows;
e.     Notes  to  Financial  Statements.

                             PARA MAS INTERNET, INC.

                              FINANCIAL STATEMENTS

                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004

                                   (UNAUDITED)

                 PARA MAS INTERNET, INC.
                 -----------------------
                     BALANCE SHEET
                     -------------
                AS OF SEPTEMBER 30, 2004
                ------------------------
                      (UNAUDITED)
                      -----------

ASSETS
                                                   As of
                                                -----------
                                                 9/30/2004
                                                -----------
CURRENT ASSETS
   Cash. . . . . . . . . . . . . . . . . . . .  $     1,546
   Inventory . . . . . . . . . . . . . . . . .        3,962
   Accounts Receivable . . . . . . . . . . . .      388,976
   Note Receivable - Related Party . . . . . .       68,355
                                                -----------
      Total current assets . . . . . . . . . .      462,839
                                                -----------
FIXED ASSETS
    Accumulated Depreciation . . . . . . . . .      (17,504)
    Vehicle. . . . . . . . . . . . . . . . . .       24,850
    Office Equipment . . . . . . . . . . . . .       11,131
     Computer Equipment. . . . . . . . . . . .       11,894
     Land. . . . . . . . . . . . . . . . . . .      470,500
                                                -----------
          Total Fixed Assets . . . . . . . . .      500,871
                                                -----------
OTHER ASSETS
    Service Receivable . . . . . . . . . . . .        4,500
    Intangible Assets. . . . . . . . . . . . .       23,900
                                                -----------
OTHER ASSETS . . . . . . . . . . . . . . . . .       28,400
                                                -----------
TOTAL ASSETS . . . . . . . . . . . . . . . . .  $   992,110
                                                ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
   Accounts payable. . . . . . . . . . . . . .       66,538
   Interest payable. . . . . . . . . . . . . .          833
   Salary payable. . . . . . . . . . . . . . .    1,301,330
   Payroll liabilities . . . . . . . . . . . .       36,238
    Note payable - Related Party . . . . . . .      406,086
                                                -----------
      Total current liabilities. . . . . . . .    1,811,025
                                                -----------
LONG TERM LIABILITIES
    Notes payable. . . . . . . . . . . . . . .       86,546
                                                -----------
TOTAL LIABILITIES. . . . . . . . . . . . . . .    1,897,571
                                                -----------

STOCKHOLDERS' EQUITY (DEFICIT)

Common stock, $0.001 par value,
   100,000,000 shares
   authorized, 291,290,144 shares
   issued and outstanding as of
   September 30, 2004  . . . . . . . . . . . .       76,237
Additional paid in capital . . . . . . . . . .    1,094,626
Accumulated deficit. . . . . . . . . . . . . .   (2,076,324)
                                                -----------
      Total stockholders' equity (deficit) . .     (905,461)
                                                -----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY . .  $   992,110
                                                ===========

 The accompanying notes to financial statements should be Read in conjunction with this Balance Sheet


                                PARA MAS INTERNET, INC.
                                -----------------------
                    STATEMENTS OF INCOME AND ACCUMULATED DEFICIT
                    --------------------------------------------
               FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004
               ------------------------------------------------------
                                   (UNAUDITED)
                                   -----------

                                       For the three months ended    For the nine months ended
                                           September 30, 2004           September 30, 2004
                                      --------------------------------------------------------
REVENUES . . . . . . . . . . . . . .  $                    20,565   $                  351,086
COST OF REVENUES . . . . . . . . . .                       17,057                       36,823
                                      --------------------------------------------------------
GROSS PROFIT (LOSS). . . . . . . . .  $                     3,508   $                  314,263
                                      --------------------------------------------------------
EXPENSES:
   General and administrative. . . .                      163,414                      398,328
   Depreciation. . . . . . . . . . .                        1,547                        4,641
   Professional fees . . . . . . . .                        3,500                       36,935
                                      --------------------------------------------------------
      Total expenses . . . . . . . .                      168,461                      439,904
                                      --------------------------------------------------------
Operating income (loss). . . . . . .                     (164,953)                    (125,641)
                                      --------------------------------------------------------
OTHER INCOME (EXPENSE)
   Other expenses. . . . . . . . . .                            -                          896
                                      --------------------------------------------------------
      Total other income (expense) .                            -                          896
                                      --------------------------------------------------------
LOSS FROM OPERATIONS . . . . . . . .                     (164,953)                    (124,745)
                                      --------------------------------------------------------
NET INCOME (LOSS). . . . . . . . . .                     (164,953)                    (124,745)
                                      ========================================================
ACCUMULATED DEFICIT - Beginning. . .                   (1,911,371)                  (1,951,579)
ACCUMULATED DEFICIT - End. . . . . .                   (2,076,324)                  (2,076,324)

LOSS PER SHARE BASIC AND DILUTED . .  $                     (0.00)  $                    (0.00)
                                      ========================================================
PER SHARE INFORMATION:

Basic and dilulted Weighted average
  Number of Shares Outstanding . . .                   291,290,144                 291,290,144
                                      ========================================================

                   The accompanying notes to financial statement should be
          read in conjunction with these Statements of Income and Accumulated Deficit

                             PARA MAS INTERNET, INC.
                             -----------------------
                            STATEMENTS OF CASH FLOWS
                            ------------------------
            FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2004
            ------------------------------------------------------
                                (UNAUDITED)
                                -----------

                                                   Nine Months    Three Months
                                                      Ended          Ended
                                                    9/30/2004      9/30/2004
                                                  ----------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income / (Loss) from Operations. . . . . .  $    124,745   $     164,953
  Adjustments to reconcile net income
     to net cash provided
  Depreciation Expense . . . . . . . . . . . . .         4,641           1,547
  (Increase) / Decrease in Accounts Receivable .      (148,975)         (3,976)
  (Increase) / Decrease in Inventory . . . . . .        (3,962)         (3,962)
  (Increase) / Decrease in Note Receivable . . .       (81,180)              -
  (Increase) / Decrease in Note Payable. . . . .        90,738          85,381
  Increase / (Decrease) in Payroll Liability . .       146,520          37,500
  Increase / (Decrease) in Accounts Payable. . .        38,077          21,144
                                                  ----------------------------
    Net cash provided by (used in) operating
       activities. . . . . . . . . . . . . . . .       (78,886)        (27,319)
                                                  ----------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  (Purchase)/Sale of Equipment . . . . . . . . .        (5,131)              -
                                                  ----------------------------
    Net cash provided by (used in) investing
       activities. . . . . . . . . . . . . . . .        (5,131)              -
                                                  ----------------------------

Net increase (decrease) in cash. . . . . . . . .       (84,017)        (27,319)
Balance at beginning of Period . . . . . . . . .        85,563          28,865
End of Period. . . . . . . . . . . . . . . . . .  $      1,546   $       1,546
                                                  ============================
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
SUPPLEMENTAL INFORMATION:
                                                  ----------------------------
Interest Paid. . . . . . . . . . . . . . . . . .  $          -   $           -
                                                  ----------------------------
Taxes Paid . . . . . . . . . . . . . . . . . . .  $          -   $           -
                                                  ----------------------------
  Cash paid during the year for interest . . . .  $          -   $           -
                                                  ----------------------------
  Cash paid during the year for taxes. . . . . .  $          -   $           -
                                                  ----------------------------
  Preferred stock dividends payable. . . . . . .  $          -   $           -
                                                  ----------------------------
  Stock options issued in exchnage for services.  $          -   $           -
                                                  ----------------------------

     The accompanying independent accountants review report and the notes to financial statement should be read in conjunction with these
                          Statements of Cash Flows

                             PARA MAS INTERNET, INC.
                             -----------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
                  ---------------------------------------------
                                   (UNAUDITED)
                                    ---------


NOTE  1  -  SUMMARY  OF  ACCOUNTING  POLICIES
            ---------------------------------

A summary of the significant accounting policies applied in the preparation of the accompanying consolidated financial statements as follows.

Business and Basis of Presentation - Para Mas Internet, Inc. ("Company" or "Para Mas") was incorporated under the laws of the State of Nevada on June 6, 1994 as U.S. Medical Management, Inc., a wholly owned subsidiary of Waterloo Wheels, Inc. The Company is inactive with no significant operations and is seeking to merge or acquire an interest in business opportunities. Waterloo Wheels, Inc. was incorporated on June 2, 1986 under the laws of British Columbia. In June 1995, the shareholders of Waterloo Wheels, Inc. exchanged all their outstanding stock for shares of the Company on a share for share basis. In June 1995, the Company completed a merger with Ken Venturi Golf Training Center, Inc. Effective with the merger, all previously outstanding common stock of Ken Venturi Golf Center, Inc. was exchanged for 4,000,000 shares of the Company's common stock. Immediately following the merger, the Company changed its name to Ken Venturi Golf, Inc.

In November 1997, the Company changed its name to Transcontinental Waste, Industries. In April 1999, the Company changed its name to Financial Depot Online, Inc. In August 1999 the Company changed its name to Para Mas Internet, Inc.

The Company has generated no sales revenues, has incurred expenses and has sustained losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from inception through September 30, 2004 the Company has an accumulated deficit of $2,075,824.

Liquidity - The Company is inactive with no significant operations and is seeking to merge or acquire an interest in business opportunities. To date, the Company has incurred expenses and has sustained losses. As shown in the accompanying financial statements, the Company incurred a net loss of $164,953 during the period ended September 30, 2004. The Company's current liabilities exceeded its current assets by $1,348,186.

Advertising - The Company will recognize advertising expenses in accordance with SOP 93-7 "Reporting on Advertising Costs." The Company did not incur advertising costs during the period ended September 30, 2004.

Income Taxes - Income taxes are provided based on the liability method for financial reporting purposes in accordance with the provisions of Statements of Financial Standards No. 109, "Accounting for Income Taxes". Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statement of operations in the period that includes the enactment date.

Cash Equivalents - For purposes of the Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity date of three months or less to be cash equivalents.

Property and Equipment - For financial statement purposes, property and equipment will be depreciated using straight-line method over their estimated useful lives (five years for furniture, fixtures and equipment). The straight-line method of depreciation is also used for tax purposes.

Concentrations of Credit Risk - Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash, cash equivalents and trade receivables. The Company places its cash and temporary cash investments with high credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

                             PARA MAS INTERNET, INC.
                             -----------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
                  ---------------------------------------------
                                   (UNAUDITED)
                                    ---------


NOTE  1  -  SUMMARY  OF  ACCOUNTING  POLICIES  (CONTINUED)

Use of Estimates-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amount and disclosures. Accordingly actual results could differ from those estimates.

Long-Lived Assets - The Company has adopted Statement of Financial Accounting Standards No. 144 (SFAS 144). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undercounted cash flows. Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Comprehensive Income - The Company does not have any items of comprehensive income in any of the periods presented.

Net Loss Per Share - The Company has adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share," specifying the computation, presentation and disclosure requirements of earnings per share information. Basic earnings (loss) per share has been calculated based upon the weighted average number of common shares outstanding. Stock options and warrants will be excluded as common stock equivalents in the diluted earnings per share because they are either antidilutive, or their effect is not material.

Fair Value of Financial Instruments - The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair value due to the relatively short maturity of these instruments

Reclassifications - Certain reclassifications have been made in prior years' financial statements to conform to classifications in the current year.

Stock Based Compensation - In December 2002, the FASB issued Statement of Financial Accounting Standards No.148 ("SFAS No.148"),"Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of SFAS 123." This statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary charge to the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion No. 25 and related interpretations. Accordingly, compensation expense for stock options is measured as the excess, if any, of the fair market value of the Company's stock at the date of the grant over the exercise price of the related option. The Company has adopted the annual disclosure provisions of SFAS No. 148 in its financial reports for the year ended December 31, 2003 and will adopt the interim disclosure provisions for its financial reports for the quarter ended September 30, 2004.

                             PARA MAS INTERNET, INC.
                             -----------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                  FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2004
                  --------------------------------------------
                                   (UNAUDITED)
                                    ---------


NOTE  1  -  SUMMARY  OF  ACCOUNTING  POLICIES  (CONTINUED)

Foreign CurrencyTranslation - The Company translates the foreign currency financial statements of its Canadian subsidiary in accordance with the requirements of Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation." Assets and liabilities are translated at current exchange rates, and related revenue and expenses are translated at average exchange rates in effect during the period. Resulting translation adjustments are recorded as a separate component in stockholders' equity. Foreign currency transaction gains and losses are included in the statement of income.

NOTE  2  -  GOING  CONCERN  MATTERS

The accompanying statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, from its inception the Company has incurred losses of $2,075,824. This factor among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time. The Company's existence is dependent upon management's ability to develop profitable operations and resolve it's Liquidity problems. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company's liquidity, the Company is actively pursing additional equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

NOTE  3  -  STOCKHOLDERS'  EQUITY

There were no issuances of stock for either services or cash during the three months ended September 30, 2004.


NOTE  4  -  WARRANTS  AND  OPTIONS

As of September 30, 2004, there are no warrants or options outstanding to acquire any additional shares of common stock that are not disclosed in the equity section of the balance sheet.

NOTE  5  -  ACCRUED  EXPENSES

For the 3 months ended September 30, 2004, there is approximately $37,500 of accrued payroll, with corresponding payroll liabilities (taxes) accrued of $0, as the officer is deemed an independent contractor. The total accrued payroll and payroll liabilities as of September 30, 2004 is $1,301,330 and $36,238, respectively.

NOTE  6  -  REVENUE  AND  ACCOUNTS  RECEIVABLE

There were no sales of marketing rights during the three months ended September 30, 2004.

During the three months ended June 30, 2004, the company sold the exclusive rights to sell and distribute discount cards, websites, and store front listings for the Florida Region (defined as ten U.S. States in the agreement) to Fred Gagnon, who was the previous Senior Vice President of the recently acquired Amerigroup, Inc. The Company has received $5,000 towards the purchase of these rights and has recognized the remaining $145,000 as accounts receivable which is to be received in full prior to November 16, 2004.

                                AMERIGROUP, INC.
                                ----------------

                          (A DEVELOPMENT STAGE COMPANY)
                          -----------------------------

                        CONSOLIDATED FINANCIAL STATEMENTS
                        ---------------------------------

                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                 ----------------------------------------------

                                    (AUDITED)
                                    ---------

                          INDEPENDENT AUDITORS' REPORT


To  the  Board  of  Directors  of
Amerigroup,  Inc.:

We have audited the accompanying balance sheet of Amerigroup, Inc. (a Nevada Corporation) as of December 31, 2003 and 2002, and the related statement of income and accumulated deficit, changes in stockholders' equity, and cash flows for the twelve months ended December 31, 2003 and 2002. All information included in these financial statements is the representation of the management of Amerigroup, Inc. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amerigroup, Inc. as of December 31, 2003 and 2002, and the result of its operations and its cash flows for the periods ended December 31, 2003 and 2002, in accordance with generally accepted accounting principles in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As disclosed in Note 5 to the financial statements, the Company has had limited operations and has not established a long-term source of revenue. This raises substantial doubt about its ability to continue as a going concern. Management's plan in regards to these matters is also described in Note 5. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


/S/ CFO  Advantage,  Inc.

June  9,  2004
Las  Vegas,  Nevada

                     AMERIGROUP, INC.

                     ----------------
              (A DEVELOPMENT STAGE COMPANY)
              -----------------------------
                     BALANCE SHEETS
                     --------------
             AS OF DECEMBER 31, 2003 AND 2002
             --------------------------------
                        (AUDITED)


                         ASSETS
                                        Audited       Audited
                                       12/31/2003    12/31/2002
                                      -----------   -----------
CURRENT ASSETS
   Cash. . . . . . . . . . . . . . .  $    85,563   $     1,489
                                      -----------   -----------
OTHER CURRENT ASSETS
   Accounts Receivable . . . . . . .      180,000             -
   Note Receivable - Related Party .        7,543             -
                                      -----------   -----------
Total Other Current Assets . . . . .      187,543             -
                                      -----------   -----------
FIXED ASSETS
   Accumulated depreciation. . . . .      (12,863)       (6,675)
   Vehicle . . . . . . . . . . . . .       24,850        24,850
   Office Equipment. . . . . . . . .        6,000             -
   Computer Equipment. . . . . . . .       11,894         8,894
   Land. . . . . . . . . . . . . . .      470,500       115,000
                                      -----------   -----------
Total Fixed Assets . . . . . . . . .      500,382       142,069
                                      -----------   -----------
OTHER ASSETS
   Service Receivable. . . . . . . .        4,500         6,500
   Intangible assets . . . . . . . .       23,900        23,900
                                      -----------   -----------
Total Other Assets . . . . . . . . .       28,400        30,400
                                      -----------   -----------
Total Assets . . . . . . . . . . . .  $   801,888   $   173,958
                                      ===========   ===========

        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

LIABILITIES
CURRENT LIABILITIES
   Interest Payable. . . . . . . . .  $       833   $       833
   Accounts payable. . . . . . . . .       28,462        28,462
   Salary payable. . . . . . . . . .    1,226,828       988,328
   Payroll liabilities . . . . . . .       36,238        36,238
                                      -----------   -----------
Total Current Liabilities. . . . . .    1,292,361     1,053,861


OTHER CURRENT LIABILITIES
   Note payable - Related Party. . .      242,252       171,488
                                      -----------   -----------
Total Other Current Liabilities. . .      242,252       171,488

LONG TERM LIABILITIES
   Notes payable . . . . . . . . . .       47,991        26,875
                                      -----------   -----------
Total Liabilities. . . . . . . . . .    1,582,604     1,252,225
                                      -----------   -----------
STOCKHOLDERS' EQUITY

Common stock, $0.0001 par value,

   500,000,000 shares authorized,
   276,418,600, 273,479,000 and
   266,066,000, shares issued
   and outstanding
   as of December 31, 2003,.
       Common Stock. . . . . . . . .       27,642        27,348
   Additional paid in capital -
   common stock. . . . . . . . . . .    1,871,438     1,136,732
   Subscribed Stock. . . . . . . . .     (432,936)     (377,655)
   Accumulated Deficit . . . . . . .   (2,246,860)   (1,864,692)
                                      -----------   -----------
Total Stockholders' Equity . . . . .     (780,716)   (1,078,267)
                                      -----------   -----------
TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY (DEFICIT). . . . . . . . .  $   801,888   $   173,958
                                      ===========   ===========

   The accompanying independent auditors report and notes to
      financial statements should be read in conjunction
                   with this Balance Sheet

                                AMERIGROUP, INC.
                                ----------------
                         (A Development Stage Company)
                         -----------------------------
                  STATEMENTS OF INCOME AND ACCUMULATED DEFICIT
                  --------------------------------------------
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                 ----------------------------------------------
                                    AUDITED
                                    -------

                                              Audited        Audited
                                             1/1/2003       1/1/2002
                                                to             to
                                            12/31/2003     12/31/2002
                                           ------------   ------------
REVENUES. . . . . . . . . . . . . . . . .  $    419,323   $    102,465
COST OF REVENUES. . . . . . . . . . . . .        29,591         34,230
                                           ------------   ------------
GROSS PROFIT (LOSS) . . . . . . . . . . .       389,732         68,234
                                           ------------   ------------

EXPENSES:
   General and administrative . . . . . .       468,868        256,598
   Consulting . . . . . . . . . . . . . .        42,950        113,500
   Depreciation . . . . . . . . . . . . .        12,374          5,100
   Interest Expense . . . . . . . . . . .         1,300          4,959
   Payroll. . . . . . . . . . . . . . . .       243,500        556,337
   Taxes. . . . . . . . . . . . . . . . .         2,908         18,654
                                           ------------   ------------
Total Expenses. . . . . . . . . . . . . .       771,900        955,149
                                           ------------   ------------

Deficit from operations
   in the development stage . . . . . . .      (382,168)      (886,914)

ACCUMULATED DEFICIT, beginning of period.    (1,864,692)      (977,778)
                                           ------------   ------------
ACCUMULATED DEFICIT, end of period. . . .  $ (2,246,860)  $ (1,864,692)
                                           ============   ============

PER SHARE INFORMATION:

Weighted average number
   of shares outstanding
    (basic and diluted) . . . . . . . . .   275,438,733    272,182,984
                                           ============   ============
Earnings Per Share of common stock
    (basic and diluted) . . . . . . . . .  $      (0.00)  $      (0.00)
                                           ============   ============

   The accompanying independent auditors report and notes to financial Statements should be read in conjunction with this Statement of Income and Accumulated Deficit

                                AMERIGROUP, INC.
                                ----------------
                         (A Development Stage Company)
                         -----------------------------
                  STATEMENT OF CHANGES IN STOCKHOLDERS EQUITY
                  -------------------------------------------
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                 ----------------------------------------------
                                    AUDITED
                                    -------

                        Common       Common        Additional
                        Stock        Stock         Paid-in      Subscription    Income      Total
                        Shares       Amount        Capital      Receivable       (Deficit)  Equity
                        -----------  ------------  -----------  --------------  ----------  -----------
Balance at December

31, 2001                266,060,000       26,606        405,574       (32,080)   (977,778)     (577,678)

Issuance of common
stock for cash . . . .    6,794,000           679       668,683      (345,575)          -       323,788

Issuance of common

stock for services . .      375,000            38        37,500             -           -        37,538

Issuance of common
stock for fixed assets      250,000            25        24,975             -           -        25,000

Deficit for the year
ended December 31,
2002                              -            -              -             -    (886,914)     (886,914)
                        -----------  ------------  -----------  --------------  ----------  -----------
Balance at December
31, 2002                273,479,000       27,348      1,136,732    (377,655)   (1,864,692)   (1,078,267)

Issuance of common
stock for cash . . . .    1,517,600          152      379,348        (55,281)           -       324,219

Issuance of common
stock for fixed assets    1,422,000           142      355,358            -             -       355,500

Deficit for the period
ended December 31,
2003                              -            -              -           -      (382,168)     (382,168)

                        -----------  ------------  -----------  --------------  ----------  -----------
Balance at December
31, 2003                276,418,600  $    27,642  $   1,871,438   $(432,936)  $(2,246,860)  $  (780,717)
                        ===========  ===========  ============= ============= ============  ============
     The accompanying independent auditors report and notes to financial statements should be read in conjunction with this Statement of Changes in Stockholders
                                          Equity


                                AMERIGROUP, INC.
                                ----------------
                         (A Development Stage Company)
                         -----------------------------
                            STATEMENTS OF CASH FLOWS
                            ------------------------
                     FOR THE PERIOD ENDED DECEMBER 31, 2003
                     --------------------------------------
                                    AUDITED
                                    -------


                                                           Audited
                                                     Twelve months ended
                                                         12/31/2003
                                                    --------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Deficit from operations in the development stage  $           (382,168)
    Depreciation . . . . . . . . . . . . . . . . .                12,374
    Subscribed stock . . . . . . . . . . . . . . .               (55,281)
    Accounts receivable. . . . . . . . . . . . . .              (180,000)
    Salary payable . . . . . . . . . . . . . . . .               238,500
                                                    --------------------
  Net cash provided by Operating Activities. . . .              (366,575)
                                                    --------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Notes payable - related party. . . . . . . . .               179,648
    Additional paid in capital . . . . . . . . . .               256,744
                                                    --------------------
  Net cash provided by Financing Activities. . . .               436,392
                                                    --------------------
Balance at beginning of period . . . . . . . . . .                15,746
Net increase in cash . . . . . . . . . . . . . . .                69,817
                                                    --------------------
Balance at end of period . . . . . . . . . . . . .  $             85,563
                                                    ====================

SUPPLEMENTAL INFORMATION:
Interest Paid. . . . . . . . . . . . . . . . . . .  $              1,300
                                                    ====================
Taxes Paid . . . . . . . . . . . . . . . . . . . .  $              2,908
                                                    ====================

   The accompanying independent auditors report and notes to financial
          Statements should be read in conjunction with this
                        Statement of Cash Flows

                                AMERIGROUP, INC.
                                ----------------
                          (A DEVELOPMENT STAGE COMPANY)
                          -----------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                  FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                  ----------------------------------------------
                                    (AUDITED)
                                    ---------

NOTE  1  -  ORGANIZATION  AND  PURPOSE


Amerigroupmall Inc. ("Amerigroup") is the parent company and head of the respective divisions, WorldGroup Inc. ("Worldgroup") and Mobilescan Inc. ("Mobilescan"). Amerigroupmall Inc. was previously a division of Worldgroup. When Amerigroup was incorporated, Worldgroup remained a majority shareholder in the company. Amerigroup was subsequently merged with Worldgroup during 2002.

Given the majority percentage ownership and control of the divisions, for 2002 and 2001, the financial statements of Amerigroup include the consolidated financial information of Worldgroup and Mobilescan as well.

Mobilescan was previously a subsidiary of Amerigroup. Upon the merger of Worldgroup and Amerigroup, Mobilescan became a direct subsidiary of the parent company, Amerigroup. The financial statements here within represent the activities of Amerigroup, Mobilescan, and Worldgroup, for the periods ending December 31, 2002 and 2001, respectively.


The purpose of Amerigroup and Worldgroup is a provider of one source, the least of cross-markets promotionals for local and national business under the name and style of Itzyourmall.com; a complete e-commerce solutions provider for local and national business with benefit services for individuals, families and organizations as evidenced by a personalized loyality rewards card with a diverse network of other services which become available to card holders. The network of services is offered under the co-brand name "itzyourmall" evidenced by a logo included on the card.

Mobilescan, Inc. was incorporated under the laws of the state of Nevada on September 27, 2002. While the transactions of the Mobilescan, Inc. were treated as if it were a corporation, until such time of incorporation, the company was organized as a partnership, with each of the individual owners being partners. Upon incorporation, the partnership interests were exchanged for shares of stock of the corporation. All income and losses derived up and until the time of incorporation would be attributable to the individual partners themselves, rather than the company as a whole. Given the majority ownership and control of Worldgroup over Mobilescan, all income and expenses during the entire period are reflected in the consolidated financial statements of Amerigroup.

Mobilescan, Inc. is a provider of a national lawyers affinity program which utilizes an on-line, one source Internet Mall, CD Rom law libraries and custom Legal Forms and Billing Software; a marketing program for attorneys through the virtual offices under the name and style of mobilescaninc.com; and complete benefits services for individuals, families and law offices as evidenced by a service card.

No federal income tax return has been filed on behalf of the Company or any of its subsidiaries with respect to the years ending December 31, 2003 and 2002.

                                AMERIGROUP, INC.
                                ----------------
                          (A DEVELOPMENT STAGE COMPANY)
                          -----------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                  FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                  ----------------------------------------------
                                    (AUDITED)
                                    ---------
NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

Basis  of  Accounting
---------------------

The Company's policy is to prepare the financial statements on the accrual basis of accounting. The fiscal year end is December 31.

Cash  and  Cash  Equivalents
----------------------------

Cash and cash equivalents consist of highly liquid investments with maturities of three months or less when purchased.

Use  of  Estimates
------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires that management make estimates and assumptions, which affect the reported amounts of assets and liabilities at the date of the financial statements and revenues and expenses for the period reported. Actual results may differ from these estimates.

Prepaid  Expenses
-----------------

Prepaid expenses are prepayments made to secure the use of assets or the receipt of services at a future date.

Investments  and  Marketable  Securities
----------------------------------------

The Company has adopted FASB No. 115. Equity securities are classified as available for sale and reported at fair value.

Investments are recorded at the lower of cost or market. Any reductions in market value below cost are shown as unrealized losses in the consolidated statement of operations.

Inventory  Valuation
--------------------

Inventories are stated at the lower of cost or market, cost being determined on the first in, first out (FIFO) basis.

Equipment
---------

Fixed assets acquired will be stated at cost. Expenditures that materially increase the life of the assets are capitalized. Ordinary maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is recognized at that time. Depreciation is computed primarily on the straight-line method and accelerated method for financial statement purposes over the following estimated useful lives:

                                AMERIGROUP, INC.
                                ----------------
                          (A DEVELOPMENT STAGE COMPANY)
                          -----------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                  FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                  ----------------------------------------------
                                    (AUDITED)
                                    ---------

NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

Computer  Equipment          5  Years
Furniture  &  Fixtures       7  Years
Office  Equipment            5  Years


The depreciation expense for the twelve months ended December 31, 2003 was $6,187.

Intangible  Assets
------------------

The Company has adopted SFAS No. 142, "Goodwill and Other Intangible Assets", which requires that goodwill and other indefinite lived intangible assets are no longer amortized, but renewed annually, or sooner if deemed necessary, for impairment. Under guidance from SFAS No. 142, management has no goodwill or other intangible assets as of December 31, 2003.

Compensated  Absences
---------------------

The Company has made no accrual for vacation or sick pay because the Company does not provide for these benefits. Therefore, the amount of compensation is not reasonably estimable.

Summary  of  Non-Cash  Transactions
-----------------------------------
There were non-cash transactions during the twelve-month period ending December 31, 2003 and the twelve-month period ending December 31, 2002 and 2001, respectively. (See Note 4)

Consolidation  Policy
---------------------
The accompanying consolidated financial statements include the accounts of Amerigroup and its different business segments: Mobilescan, and Worldgroup, All significant inter-company balances and transactions have been eliminated.

Stock  Based  Compensation
--------------------------

The Company accounts for stock based compensation in accordance with SFAS 123, "Accounting for Stock-Based Compensation." The provisions of SFAS 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in APB Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to continue to apply APB 25 in accounting for its stock option incentive plans. The Company has issued its common stock as compensation to non-employees. The Company measures the amount of stock-based compensation based on the fair value of the equity instrument issued or the services or goods provided as of the earlier of (1) the date at which an agreement is reached with the non-employee as to the number of shares to be issued for performance, or (2) the date at which the non-employees' performance is complete.

Dividend  Policy
----------------

The  Company  has  not  yet  adopted  any policy regarding payment of dividends.

                                AMERIGROUP, INC.
                                ----------------
                          (A DEVELOPMENT STAGE COMPANY)
                          -----------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                  FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                  ----------------------------------------------
                                    (AUDITED)
                                    ---------


NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (CONTINUED)

Income  Taxes
-------------

The  Company  experienced  losses  during the previous fiscal tax year reported.
The Company will review its need for a provision for federal income tax after each operating quarter. The Company has adopted FASB No. 109. While the Company has not filed tax returns for the previous years, it is subject to failure to file penalties and interest charges by the Internal Revenue Service. Given the losses accumulated, the Company does not anticipate a tax liability;

however, the ability to use the potential net operating loss is jeopardized by its failure to file. The minimum penalty for a return that is over 60 days late is the smaller of the tax due or $100.

Revenue  and  Cost  Recognition
-------------------------------

The company plans on recognizing revenue using the accrual basis of accounting and will thus recognize the revenue when earned. As discussed in Staff Accounting Bulletin, Topic 13, the revenue is recognized when (1) persuasive evidence of an arrangement exists, (2) delivery has occurred or services have been rendered, (3) the seller's price to the buyer is fixed or determinable, and
(4)  collectibility  is  reasonably  assured.

Research  and  Development
--------------------------

The  Company  expenses  its  research  and  development in the periods incurred.

Comprehensive  Income
---------------------

Statements of Financial Accounting Standards No. 130, Reporting Comprehensive Income (SFAS 130), requires that total comprehensive income be reported in the financial statements. The Company does not have any items considered to be other comprehensive income for the years ended December 31, 2003 and December 31, 2002 and 2001, respectively.

Earnings  Per  Share  Calculations
----------------------------------

Basic earnings per common share, ("EPS") is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. The weighted-average number of common shares outstanding for computing basic EPS was 2,024,751, for the year ended December 31, 2003. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The weighted-average number of common shares outstanding for computing diluted EPS was equal to the basic earnings per share for the period ended December 31, 2003.

Statement  of  Cash  Flows
--------------------------

The statement of cash flows classifies changes in cash and cash equivalents according to operating, investing, or financing activities. For purposes of the statement of cash flows, the Company considers all highly liquid investments purchased with maturity of three months or less to be cash equivalents.

Advertising
-----------

Advertising costs are expensed when incurred. There were no advertising expenses for the year ended December 31, 2003.

                                AMERIGROUP, INC.
                                ----------------
                          (A DEVELOPMENT STAGE COMPANY)
                          -----------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                  FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                  ----------------------------------------------
                                    (AUDITED)
                                    ---------

NOTE  3  -  RELATED  PARTY

Mobile Scan's Senior Executive Vice President, Freddy H. Gagon was held liable in a state securities litigation resulting in a judgment issued on July 19, 1996 and filed with the clerk of court on October 21, 1996. Case No. CV95-02582. The Superior Court of the State of Arizona in the County of Maricopa found that Mr. Gagon had not registered to sell securities, had received commissions and partnerships in exchange for the sale of securities, and that the documents of the respective entities that were used to sell the securities made material misrepresentations of fact. Damages of $700,000 were awarded to the plaintiffs. Mr. Gagon has been permanently enjoined from selling unregistered or non-exempt securities within the state of Arizona.

The officer's of the company assisted in performing additional duties for services above and beyond their employment contract for the company and were paid for such services. For the period ending December 31, 2003, the officers did not perform any additional services.

An officer of the Company, Gary Whiting has made loans to the company for operations and expenses. On December 14, 2002, Mr. Whiting, exchanged the land, whose value on the books was $90,000, with a third party for more loans for the company against the loans due to him. The land was made up of 6 parcels at $15,000 each.

The balance of the related party loans on the books of Amerigroup for the previous periods are as follows:

                               12/31/2003   12/31/2002   12/31/2001
                              -----------  -----------  -----------
Loan from Mobile Scan. . . .  $    60,342  $         -  $         -
Loan from Gary Whiting . . .       79,209       61,242       26,165
Loan from Lawyours, Inc. . .       76,700       50,000       50,000
Loan from Lebarron & Carroll       20,000       20,000            -
Loan from Ticket Account . .        6,001        3,455            -
                              -----------  -----------  -----------
                              $   242,252  $   134,696  $    76,165

NOTE  4  -  STOCKHOLDERS'  EQUITY

Stock  Issuances
-----  ---------


A  chronological  history  of  Stockholders'  Equity  is  as  follows:

Amerigroup,  Inc.
-----------------

June 13, 2001 - Amerigroup, Inc. incorporated in Nevada. The Company is authorized to issue 500,000,000 shares of its $0.0001 par value common stock.

April 24, 2001 through October 8, 2001 - Amerigroup Inc. sold $228,680 worth of stock (264,025,000 shares) to 13 different investors with $26,403 as common stock and $202,278 as additional paid in capital, through 504 series A stock offering.

January 7, 2002 through November 8, 2003 - Amerigroup Inc. sold $1,670,400 worth of stock (12,393,600 shares) to 67 different investors with $1,239 as common stock and $1,669,161 as additional paid in capital, through two 506 series B stock offerings.

In 2001, 261,595,000 shares of common stock were issued for cash in the amount of $269,800. Of the total amount, $26,097 was common stock and $275,784 was additional paid in capital.

In 2001, 6,794,000 shares of common stock were issued for services in the amount of $130,300. Of the total amount, $510 was common stock and $129,791 was additional paid in capital.

                                AMERIGROUP, INC.
                                ----------------
                          (A DEVELOPMENT STAGE COMPANY)
                          -----------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                  FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                  ----------------------------------------------
                                    (AUDITED)
                                    ---------

NOTE  4  -  STOCKHOLDERS'  EQUITY  (CONTINUED)

In 2002, 261,595,000 shares of common stock were issued for cash in the amount of $323,788. Of the total amount, $680 was common stock and $668,683 was additional paid in capital.

In 2002, 375,000 shares of common stock were issued for services in the amount of $37,538. Of the total amount, $38 was common stock and $37,500 was additional paid in capital.

In 2003, 250,000 shares of common stock were issued for cash in the amount of $269,800. Of the total amount, $25 was common stock and $24,975 was additional paid in capital.

Worldgroup,  Inc.
----------------

May 24, 2001 - Worldgroup, Inc. incorporated in Nevada. The Company is authorized to issue 500,000,000 shares of its $0.0001 par value common stock.

January 17, 2001 and April 16, 2001 - Worldgroup, Inc. sold $165,021 worth of stock (250,000,000 shares) to 39 different investors with $25,000 as common stock and $140,021 as additional paid in capital, through 504 stock offering.

In 2001, 234,804,000 shares of common stock were issued for cash in the amount of $127,751. Of the total amount, $23,480 was common stock and $104,271 was additional paid in capital.

In 2001, 375,000 shares of common stock were issued for services in the amount of $538. Of the total amount, $1,470 was common stock and $35,750 was additional paid in capital.

In 2001, 14,696,000 shares of common stock were issued for compensation in the amount of $50. Of the total amount, $50 was common stock and $0 was additional paid in capital.

Mobilescan,  Inc.
-----------------

September 27, 2002 - Mobilescan, Inc. incorporated in Nevada. The Company is authorized to issue 500,000,000 shares of its $0.0001 par value common stock.

July 1, 2001 and October 8, 2001 - Mobilescan, Inc. sold $199,000 worth of stock (10,200,000 shares) to 15 different investors with $1,020 as common stock and $197,980 as additional paid in capital, through 504 stock offering.

August 13, 2002 and November 12, 2002 - Mobilescan, Inc. sold $292,500 worth of stock (2,925,000 shares) to 17 different investors with $293 as common stock and $292,207 as additional paid in capital, through 506 stock offering.


NOTE  5  -  GOING  CONCERN

The company's financial statements are prepared using the generally accepted Accounting

                                AMERIGROUP, INC.
                                ----------------
                          (A DEVELOPMENT STAGE COMPANY)
                          -----------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                  FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                  ----------------------------------------------
                                    (AUDITED)
                                    ---------

NOTE  5  -  GOING  CONCERN  (CONTINUED)

principles applicable to a going concern, which assumes the realization of assets and liquidation of liabilities in the normal course of business. However, the Company has no significant source of revenue. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. It is management's plan to seek additional capital.


NOTE  6  -  WARRANTS  AND  OPTIONS

As of December 31, 2003 and December 31, 2002 and 2001, respectively, there are no warrants or options outstanding to acquire any additional shares of common stock that are not disclosed in the equity section of the balance sheet.


NOTE  7  -  MINORITY  INTEREST  IN  EARNINGS

As of December 31, 2002 and 2001, respectively, Amerigroup, Inc. held a 0% interest in Worldgroup, Inc.

As of December 31, 2002 and 2001, respectively, Amerigroup, Inc. held a 91% interest in Mobilescan, Inc.

NOTE  8  -  MERGERS  AND  ACQUISITIONS

During the period covered by the above financial statements, Amerigroup merged with WorldGroup during 2002. WorldGroup had previously been the majority shareholder of Amerigroup.

NOTE  9  -  RECENT  PRONOUNCEMENTS

In April 2002, the Financial Accounting Standards Board released SFAS 145 which is to be applied starting with fiscal years beginning after SFAS 145 eliminate SFAS 4 "Reporting Gains and Losses from Extinguishments of Debt" and thus allows for only those gains or losses on the extinguishments of debt that meet the criteria of extraordinary items to be treated as such in the financial statements. SFAS No. 145 also amends SFAS 13, "Accounting for Leases" to require sale-leaseback accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The adoption of SFAS No. 145 had no effect on the Company's reported financial positions, results of operations or cash flows.

In June 2002, the Financial Accounting Standards Board released SFAS 146 which is to be applied starting with fiscal years beginning after December 31, 2002. SFAS 146 addresses significant issues regarding the recognition, measurement and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity". The Company will adopt this standard as required on January 1, 2003. Adoption of the standard is not expected to have a material financial statement impact on the Company.

In October 2002, the Financial Accounting Standards Board released SFAS 147 which is to be applied starting with transactions occurring on or after October 1, 2002. SFAS 147 addresses

                                AMERIGROUP, INC.
                                ----------------
                          (A DEVELOPMENT STAGE COMPANY)
                          -----------------------------
                          NOTES TO FINANCIAL STATEMENTS
                          -----------------------------
                  FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                  ----------------------------------------------
                                    (AUDITED)
                                    ---------

NOTE  9  -  RECENT  PRONOUNCEMENTS  (CONTINUED)

Acquisitions of Certain Financial Institutions, along with amending previous SFAS issuances. The provisions of this Statement that relate to the application of the purchase method of accounting applies to all acquisitions of financial institutions, except transactions between two or more mutual enterprises. The provisions of this Statement that relate to the application of Statement 144 apply to certain long-term customer-relationship intangible assets recognized in an acquisition of a financial institution, including those acquired in transactions between mutual enterprises. The Company has adopted this standard as required. Adoption of this standard is not expected to have a material financial statement impact on the Company.

In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 148, "Accounting for Stock-Based Compensation, Transition and Disclosure." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also requires that disclosures of the pro forma effect of using the fair value method of accounting for stock-based employee compensation be displayed more prominently and in a tabular format. Additionally, SFAS No. 148 requires disclosure of the pro forma effect in interim financial statements. The transition and annual disclosure requirements of SFAS No. 148 are effective immediately. The interim disclosure requirements are effective for the first quarter of 2003. The adoption of SFAS No. 148 did not have a material effect on the Company's results of operations or financial condition.

In January 2003, the FASB issued FASB Interpretation No. 46 (FIN 46), "Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51." FIN 46 requires certain variable interest entities to be consolidated by the primary beneficiary of the entity if the equity investors in the entity do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN 46 is effective for all new variable interest entities created or acquired after January 31, 2003. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. Adoption of this standard is not expected to have a material financial statement impact on the Company.

                  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

As of February 18, 2004, the auditor-client relationship between the Registrant and Russell Bedford Stefanou Mirchandani LLP of McLean, Virginia ("RBSM"), had been terminated by the Registrant. The termination was not recommended or approved by the board of directors of the Registrant. The Registrant does not have an audit or similar committee. RBSM had been serving as the independent accountant for the Registrant engaged as the principal accountant to audit the Registrant's financial statements. The report of RBSM dated August 20, 2003, with respect to its audit of the balance sheet of the Registrant as of June 30, 2003, and the related statements of losses, deficiency in stockholders' equity and cash flows for the two years in the period then ended, stated that certain factors listed in the report raised substantial doubt about the Registrant's ability to continue as a going concern. Otherwise, no report of RBSM with respect to any financial statement of the Registrant contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope, or accounting principles. Furthermore, during the Registrant's two most recent fiscal years and, without limitation, the interim period from June 30, 2003, the date of the last audited financial statements, to February 18, 2004, the date of termination, RBSM and the Registrant have not had any disagreements on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. Para Mas has authorized RBSM to respond fully to the inquiries of the successor accountant on any matter or event.

During the Registrant's two most recent fiscal years and, without limitation, the interim period from June 30, 2003, the date of the last audited financial statements, to February 18, 2004, the date of termination, RBSM has not:
- Advised the Registrant that the internal controls necessary for the Registrant to develop reliable financial statements do not exist;
- Advised the Registrant that information has come to RBSM's attention that has led it to no longer be able to rely on management's representations, or that has made it unwilling to be associated with the financial statements prepared by management;
- Advised the Registrant of the need to expand significantly the scope of its audit, or that information has come to RBSM's attention during the time period to which this paragraph applies, that if further investigated may; (i) materially impact the fairness or reliability of either: a previously issued audit report or the underlying financial statements; or the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that may prevent it from rendering an unqualified audit report on those financial statements, or (ii) cause RBSM to be unwilling to rely on management's representations or be associated with the Registrant's financial statements; and due to RBSM's termination (due to audit scope limitations or otherwise) or for any other reason, expanded the scope of RBSM's audit or conduct such further investigation; or
- Advised the Registrant that information has come to RBSM's attention that it has concluded materially impacts the fairness or reliability of either (i) a previously issued audit report or the underlying financial statements, or (ii) the financial statements issued or to be issued covering the fiscal period(s) subsequent to the date of the most recent financial statements covered by an audit report (including information that, unless resolved to RBSM's satisfaction, would prevent it from rendering an unqualified audit report on those financial statements); and due to RBSM's termination or for any other reason, the issue has not been resolved to RBSM's satisfaction prior to its termination.

As of February 18, 2004, the Registrant engaged CFO Advantage, Inc. of Las Vegas, Nevada, as the independent accountant for the Registrant to audit the Registrant's financial statements. Prior to engaging the new accountant, neither the Registrant nor any one on the Registrant's behalf consulted with the new accountant on any matter. The Registrant has obtained the review by the new accountant of this disclosure.


                              AVAILABLE INFORMATION

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of our contracts, agreements or documents. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving our company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules and any other materials filed by us with the Securities and Exchange Commission at the Commission's principle office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference room. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy
                                 ------------------
statements and information regarding registrants that file electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

Upon the effective date of this registration statement and thereafter, we will file with the Securities and Exchange Commission annual and quarterly periodic reports on forms 10-KSB and 10-QSB respectively and current reports on form 8-K as needed. We are not required to deliver annual reports to our shareholders and at this time we do not intend to do so. We encourage our shareholders, however, to access and review all materials that we will file with the Securities and Exchange Commission at http://www.sec.gov.
                                           ------------------

Until ______, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer' obligation to deliver a prospectus when Acting as underwriters and with respect to their unsold allotments or subscriptions.

              PART II -- INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

Our  officers  and  directors  are indemnified as provided by the Nevada Revised
Statutes  and  our  bylaws.

Under the NRS, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Articles of Incorporation. This is not the case with our Articles of Incorporation. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful; (c) a transaction from which the director derived an improper  personal  profit;  and  (d)  willful  misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our Board of Directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law or (d) is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of our company, or is or was serving at the request of our company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of our company in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of Para Mas. An exception to this prohibition against advances applies when the officer is or was a director of our company.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

The  estimated  costs  of  this  offering  are  as  follows:

Securities and Exchange Commission registration fee          $      950
Transfer Agent Fees                                          $      500
Accounting fees and expenses                                 $   20,000
Legal fees and expenses                                      $   10,000
Blue Sky fees and expenses                                   $    5,000
Miscellaneous                                                $   12,108
                                                             ----------
Total (1)                                                    $   50,000
                                                             ==========

(1) If underwriters are used to sell the offering, they will be paid commissions of up to 10% creating additional offering expenses of $500,000 if all shares offered by Para Mas are sold.

All  amounts  are  estimates  other  than  the  Commission's  registration  fee.

ITEM  26.  RECENT  SALES  OF  UNREGISTERED  SECURITIES

During the three years preceding the filing of this registration statement, Registrant has not sold securities without registration under the Securities Act of 1933, except as described below:

Beginning on or about January 7, 2002 and ending on or about May 15, 2002, Amerigroup raised $1,407,900.00 from a total of 36 investors. The common shares issued in the offering were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder relating to sales by an issuer not involving a public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and restrictive legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through relationships with Registrant, to information about Registrant.

Between  August  13,  2002,  and  November  12,  2002,  MobileScan,  Inc.raised
$292,500.00 from a total of 15 investors. The common shares issued in the offering were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder relating to sales by an issuer not involving a public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and restrictive legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through relationships with Registrant, to information about Registrant.

Beginning on or about January 24, 2003 and ending on or about November 8, 2003, Amerigroup raised $648,826.00 from a total of 32 investors. The common shares issued in the offering were offered and sold in reliance upon the exemption from registration under Section 4(2) of the Securities Act and Rule 506 promulgated thereunder relating to sales by an issuer not involving a public offering. The recipients of the securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and restrictive legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about Registrant or had access, through relationships with Registrant, to information about Registrant.

On April 12, 2004, Amerigroup underwent a recapitalization of its capital stock. The recapitalization was consummated through a share-for-share exchange with a corporation having no assets and no liabilities. As a result Amerigroup shareholders held the same investment after the recapitalization as before the recapitalization. Therefore, there was no investment decision made. As a result, the exchange was exempt from registration since there was no offer and no sale of any security. The class of persons involved in the exchange was comprised of the shareholders of Amerigroup. There was no money raised or paid and there was no public offering. Accordingly, the exchange was also exempt from registration pursuant to section 4(2) of the Securities Act of 1933. Amerigroup shareholders received a total of 276,418,600 shares of common stock in the exchange

On or about April 12, 2004, Para Mas issued 10,042,105 shares of common stock in exchange for a release of certain rights in which the Company had an interest. The class of persons to whom the shares were issued was all persons holding a claim or possible claim against Para Mas. The compromise of each claim was negotiated individually in an isolated manner. There was no money raised or exchanged and no machinery of a public offering was used. Accordinally, the issuance of the shares reflected isolated transactions for the purpose of compromising claims and possible claims and did not involve any public offering. Therefore, the issuance of the shares was exempt from registration pursuant to section  4(2)  of  the  Securities  Act  of  1933.

ITEM  27.  EXHIBITS.

EXHIBIT
NUMBER             DESCRIPTION
------------       --------------------

3.1                Articles of Incorporation (1)
3.2                Amendment to Articles of Incorporation (1)
3.3                Amendment to Articles of Incorporation (1)
3.4                Amendment to Articles of Incorporation (1)
3.5                Amendment to Articles of Incorporation (1)
3.6                Amendment to Articles of Incorporation
3.7                By-Laws (1)
5.1                Opinion of Gary R. Henrie, LLC, with consent to use (2)
10.1               Agreement and Plan of Tender Offer (2)
10.2               Subscription Agreement
10.3               Marketing Rights Agreement for Unit Markerting Rights
10.4               Marketing Rights Agreement for Territory Markerting Rights
10.5               Marketing  Rights  Agreement for Region Markerting Rights
23.1               Consent of CFO Advantage, Inc. for use of Audited Financial
                   Statements

(1)     Previously filed as part of the 10-KSB on September 20, 2000.
(2)     Previously filed with the Form SB-2/A on September 23, 2004.


ITEM  28.  UNDERTAKINGS.

The  undersigned  registrant  hereby  undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

- To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

- To reflect in the prospectus any facts or events arising after the effective date of this registration statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; and

- To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

Insofar  as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling person sin connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Mesa,

State  of  Arizona  on  January  17,  2005.

                                  PARA  MAS  CORP.

                                  By:  /s/ Gary Whiting
                                       -----------------------------------
                                       Gary Whiting, President


In accordance with the requirements of the Securities Act of 1933, the following persons in the capacities and on the dates stated signed this registration statement.

SIGNATURE                   CAPACITY IN WHICH SIGNED          DATE

                            Principal Executive Officer
                            Principal Financial Officer
                            Principal Accounting Officer      January 17, 2005
                            Director
/s/ Gary Whiting
--------------------------
Gary Whiting